                                                                    EXHIBIT 10.1


================================================================================
                                  $90,000,000

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                                     among

                          HANOVER COMPRESSOR COMPANY,


                                 CHEMICAL BANK
                                   as AGENT,

                                      and

                        THE SEVERAL BANKS PARTIES HERETO


                         Dated as of December 19, 1995
================================================================================

                               TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         1.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.1  Restructuring and Refinancing of Existing Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.2  Revolving Credit Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         2.3  Revolving Credit Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         2.4  Procedure for Revolving Credit Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 3.  INTEREST RATE PROVISIONS, FEES,
                            CONVERSIONS AND PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.1  Interest Rates and Payments Dates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.2  Commitment Fee; Upfront Facility Fee; Other Fees and Compensation . . . . . . . . . . . . . . . . . . .  27
         3.3  Termination or Reduction of the Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.4  Optional Prepayments and other Repayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.5  Conversion and Continuation Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.6  Minimum Amounts of Reduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.7  Computation of Interest and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.8  Inability to Determine Interest Rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.9  Pro Rata Treatment and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.10 Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.11 Requirements of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         3.12 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.13 Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 4.  LETTERS OF CREDIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.1. L/C Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.2. Procedure for Issuance of Letters of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.3. Fees, Commissions and Other Charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.4. L/C Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.5. Reimbursement Obligation of HCC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         4.6. Obligations Absolute  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.7. Letter of Credit Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         4.8. Application   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

SECTION 5.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.1  Financial Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.2  No Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.3  Corporate Existence; Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.4  Corporate Power; Authorization; Enforceable Obligations . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.5  No Legal Bar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.6  No Material Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.7  No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.8  Ownership of Property; Liens; Leases of Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.9  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44



                                      -i-
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         5.10  No Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.12  Federal Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.13  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.14  Investment Company Act; Other Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.15  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.16  Purpose of Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.17  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.18  Regulation H . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.19  Accuracy and Completeness of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         5.20  Security Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

SECTION 6.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.1  Conditions to Restructuring of the Existing Revolving Credit Loans
                      and the Initial Extensions of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.2  Conditions to Each Extension of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

SECTION 7.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         7.1  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         7.2  Certificates; Other Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         7.3  Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         7.4  Conduct of Business and Maintenance of Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         7.5  Maintenance of Property; Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         7.6  Inspection of Property; Books and Records; Discussions  . . . . . . . . . . . . . . . . . . . . . . . .  59
         7.7  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         7.8  Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         7.9  Pledge of After Acquired Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         7.10 Marketing Merger or Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

SECTION 8.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8.1  Financial Condition Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         8.2  Limitation on Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         8.3  Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.4  Limitation on Guarantee Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         8.5  Limitations on Fundamental Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         8.6  Limitation on Sale or Lease of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         8.7  Limitation on Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         8.8  Limitation on Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         8.9  Limitation on Derivatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         8.10 Limitation on Investments, Loans and Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         8.11 Limitation on Optional Payments and Modifications of Debt Instruments   . . . . . . . . . . . . . . . .  71
         8.12 Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         8.13 Sale and Leaseback  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         8.14 Corporate Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         8.15 Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         8.16 Limitation on Negative Pledge Clauses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         8.17 Nature of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

SECTION 9.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72





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SECTION 10.  THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.1  Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.2  Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.3  Exculpatory Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.4  Reliance by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.5  Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         10.6  Non-Reliance on Agent and Other Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         10.7  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         10.8  Agent in Its Individual Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         10.9  Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79

SECTION 11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         11.1  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         11.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
         11.3  No Waiver; Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         11.4  Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         11.5  Payment of Expenses and Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         11.6  Successors and Assigns; Participations; Purchasing Banks . . . . . . . . . . . . . . . . . . . . . . .  82
         11.7  Adjustments; Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
         11.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         11.9  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         11.10 Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         11.11 GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         11.12 Submission To Jurisdiction; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87
         11.13 Acknowledgements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         11.14 WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         11.15 Usury  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88


Schedules

Schedule I                Banks and Commitments
Schedule II               Intentionally Left Blank
Schedule III              Material Transactions
Schedule IV               Material Changes
Schedule V                Required Consents
Schedule VI               Material Litigation
Schedule VII              Forms of Compressor and Production
                          Equipment Leases
Schedule VIII             Burdensome Restrictions
Schedule IX               Environmental
Schedule X                Existing Indebtedness
Schedule XI               Existing Liens
Schedule XII              Additional Existing Liens
Schedule XIII             Affiliate Transactions

Exhibits

Exhibit A                 Form of Revolving Credit Note
Exhibit B                 Collateral Trust Agreement
Exhibit C                 HCC Pledge Agreement
Exhibit D                 HCC Security Agreement
Exhibit E                 MEI Guarantee
Exhibit F                 MEI Security Agreement
Exhibit G                 Hanover/Smith Guarantee
Exhibit H                 Hanover/Smith Security Agreement
Exhibit I                 Hanover Land Guarantee
Exhibit J                 Hanover Land Security Agreement
Exhibit K                 Hanover Acquisition Guarantee
Exhibit L                 Hanover Acquisition Security Agreement
Exhibit M                 Hanover Acquisition Pledge Agreement
Exhibit N-1               HCC Oklahoma Mortgage
Exhibit N-2               HCC Texas Mortgage
Exhibit N-3               Hanover/Smith Texas Leasehold Mortgage
Exhibit N-4               Hanover/Smith Texas Mortgage
Exhibit N-5               Hanover Land Texas Mortgage
Exhibit 0-1               Opinion of Neal, Gerber & Eisenberg
Exhibit 0-2               Opinion of Texas Counsel
Exhibit 0-3               Opinion of Louisiana Counsel
Exhibit 0-4               Opinion of Oklahoma Counsel
Exhibit P                 Form of Assignment and Acceptance

          SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 19, 1995 among Hanover Compressor Company, a Delaware corporation ("HCC"), the several banks and other financial institutions from time to time parties to this Agreement(the "Banks") and Chemical Bank, a New York banking corporation, as agent for the Banks hereunder (in such capacity, the "Agent").


                             W I T N E S S E T H :


                 WHEREAS, HCC, Hanover Pipeline Company, a Delaware corporation ("HPC"), Hanover Energy Inc., a Texas corporation (predecessor in interest to Hanover Energy Holding Corporation, a Delaware corporation ("HEHC")), the Banks and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as agent, were parties to the Credit Agreement, dated as of November 30, 1990 (as amended, supplemented or otherwise modified from time to time prior to the A&R Closing Date (as defined in subsection 1.1), the "Original Agreement"), pursuant to which the Banks made (i) revolving credit loans (the "Original Revolving Credit Loans") to HCC evidenced by a promissory note, dated as of November 30, 1990 (the "Original Revolving Credit Note"), made by HCC to Chemical Bank in the original principal amount of $7,600,000, (ii) a term loan (the "Original HCC Term Loan") to HCC evidenced by a promissory note, dated as of December 4, 1990 (the "Original HCC Term Note"), made by HCC to Chemical Bank in the original principal amount of $19,400,000, as amended by the Endorsement, dated April 10, 1992, thereto and (iii) a term loan (the "Original HPC Term Loan", collectively, with the Original HCC Term Loans, the "Original Term Loans") to HPC evidenced by a promissory note, dated as of November 30, 1990 (the "Original HPC Term Note", collectively, with the Original HCC Term Notes and the Original Revolving Credit Note, the "Original Notes"), made by HPC to Chemical Bank in the original principal amount of $8,000,000;

                 WHEREAS, the loans evidenced by the Original Notes were guaranteed and secured pursuant to the following: (i) the Guarantee (the "Original HCC Guarantee"), dated as of November 30, 1990, made by HCC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the A&R Closing Date; (ii) the Pledge Agreement (the "Original HCC Pledge Agreement"), dated as of November 30, 1990, made by HCC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time prior to the A&R Closing Date; (iii) the Security Agreement (the "Original HCC Security Agreement"), dated as of November 30, 1990, made by HCC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time prior to the A&R Closing Date; (iv) the Guarantee (the "Original HEHC Guarantee"), dated as of November 30, 1990, made by HEHC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the A&R Closing Date; (v) the Pledge Agreement (the "Original HEHC Pledge Agreement"), dated as of November 30, 1990, made by HEHC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time prior to the A&R Closing Date; (vi) the Guarantee (the "Original HPC Guarantee"), dated as of November 30, 1990, made by HPC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the A&R Closing Date; (vii) the Pledge Agreement (the "Original HPC Pledge Agreement"), dated as of November 30, 1990, made by HPC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time prior to the A&R Closing Date; (viii) the Security Agreement (the "Original HPC Security Agreement"), dated as of April 10, 1992, made by HPC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time prior to the A&R Closing Date; (ix) the Guarantee (the "Original MEI Guarantee"), dated as of April 10, 1992, made by MEI (as defined in subsection 1.1), in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the A&R Closing Date; (x) the Security Agreement (the "Original MEI Security Agreement"), dated as of April 10, 1992, made by MEI in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time prior to the A&R Closing Date; (xi) the Guarantee (the "Original Precision Guarantee"), dated as of November 30, 1990, made by Precision (as defined in the subsection 1.1), in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the A&R Closing Date; (xii) the Guarantee (the "Original Marketing Guarantee"), dated as of November 30, 1990, made by Marketing (as defined in subsection 1.1), in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the A&R Closing Date and (xiii) the Security Agreement (the "Original Precision Security Agreement", collectively with the Original HCC Guarantee, Original HCC Pledge Agreement, Original HCC Security Agreement, Original HEHC Guarantee, Original HEHC Pledge Agreement, Original HPC Guarantee, Original HPC Pledge Agreement, Original HPC Security Agreement, Original MEI Guarantee, Original MEI Security Agreement, Original Precision Guarantee and the Original Marketing Guarantee, the "Original Security Documents"), dated as of November 30, 1990, made by Precision in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time prior to the A&R Closing Date;

                 WHEREAS, HCC, the Banks and the Agent amended and restated the Original Agreement pursuant to the Amended and Restated Credit Agreement, dated as of June 29, 1993, as amended prior to the date hereof (the "Existing Agreement"), pursuant to which the parties restructured and increased the loan facilities made available to HCC under the Original Agreement by, among other things, (i) the Banks making revolving credit loans (the "Existing Revolving Credit Loans") to HCC evidenced by the Banks accepting delivery of a promissory note, made payable by HCC to Chemical Bank and a promissory note made payable by HCC to First Interstate Bank of Texas, N.A. ("First Interstate"), each dated as of June 29, 1993, as amended by the Endorsements, dated February 4, 1994 and December 9, 1994, thereto the ("Existing Revolving Credit Notes") in extension of the Original Revolving Credit Note, (ii) HCC prepaying the Original Term Loans in full and the Original Revolving Credit Loans in part or in full, (iii) the Banks making term loans (the "Existing Term Loans") to HCC evidenced by promissory notes, dated as of February 4, 1994 (the "Existing Term Notes"), made by HCC to Chemical Bank in the original principal amount of $8,571,428.57, and to First Interstate in the original principal amount of $6,428,571.43, (iv) the Banks making B Tranche term loans (the "B Tranche Loans") to HCC evidenced by promissory notes, dated as of March 13, 1995 (the "B Tranche Notes"), made by HCC to Chemical Bank in the original principal amount of $5,714,300, and to First Interstate in the original principal amount of $4,285,700 and (v) the Banks making C Tranche term loans (the "C Tranche Loans", collectively, with the Existing Revolving Credit Loans, the Existing Term Loans and the B Tranche Loans, the "Existing Loans") to HCC evidenced by promissory notes, dated as of April 28, 1995 (the "C Tranche Notes"), made by HCC to Chemical Bank in the original principal amount of $2,285,720, and to First Interstate in the original principal amount of $1,714,280 (the Existing Revolving Credit Note together with the Existing Term Notes, the B Tranche Notes and the C Tranche Notes are collectively referred to herein as the "Existing Notes");

                 WHEREAS, it was a condition precedent to the effectiveness of the Existing Agreement that HCC shall have amended and restated certain of the Original Security Documents as described in the next succeeding recital;

                 WHEREAS, the loans outstanding under the Existing Agreement and the Existing Notes were guaranteed and secured pursuant to the following:
(i) the Amended and Restated Pledge Agreement (the "Existing HCC Pledge Agreement"), dated as of June 29, 1993, made by HCC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the date hereof; (ii) the Amended and Restated Security Agreement (the "Existing HCC Security Agreement") dated as of June 29, 1993, made by HCC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the date hereof;
(iii) the Amended and Restated Pledge Agreement (the "Existing HEHC Pledge Agreement"), dated as of June 29, 1993, made by HEHC in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the date hereof; (iv) the Amended and Restated Guarantee (the "Existing MEI Guarantee"), dated as of June 29, 1993, made by MEI in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the date hereof; (v) the Amended and Restated Security Agreement (the "Existing MEI Security Agreement"), dated as of June 29, 1993, made by MEI in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the date hereof; (vi) the Amended and Restated Guarantee (the "Existing Precision Guarantee"), dated as of June 29, 1993, made by Precision in favor of the Agent for the benefit of the Banks as amended, supplemented or otherwise modified from time to time prior to the date hereof; and (vii) the Amended and Restated Security Agreement (the "Existing Precision Security Agreement"), dated as of June 29, 1993, made by Precision in favor of the Agent for the benefit of the Banks, as amended, supplemented or otherwise modified from time to time prior to the date hereof; (the Existing HCC Pledge Agreement, Existing HCC Security Agreement, Existing HEHC Pledge Agreement, Existing MEI Guarantee, Existing MEI Security Agreement, Existing Precision Guarantee and Existing Precision Security Agreement are collectively referred to herein as the "Existing Security Documents").

                 WHEREAS, HEHC has merged with and into HCC pursuant to the HEHC Merger Agreement (as defined in subsection 1.1) with HCC as the sole surviving entity and the security interest granted under the Existing HEHC Pledge Agreement was released;

                 WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of November 5, 1993, HCC sold all of the issued and outstanding capital of Precision to Precision Compressor, Inc., and in connection therewith the Existing Precision Guarantee and the security interest under the Existing Precision Security Agreement were discharged and released;

                 WHEREAS, HCC has received (i) $20,000,000 from the issuance of its common stock to Joint Energy Development Investments Limited Partnership, a Delaware limited partnership ("JEDI"), (ii) $10,000,000 from the issuance of its Series B preferred stock to JEDI and (iii) a minimum of $21,000,000 from the issuance of its Series A preferred stock (collectively, the "Equity Transactions");

                 WHEREAS, concurrently with the execution and delivery of this Agreement, HCC, as borrower, JEDI, as agent for the lenders thereunder and the financial institutions which are lenders thereunder (the "JEDI Lenders"), are entering into a Loan Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement, the "JEDI Loan Agreement");

                 WHEREAS, concurrently with the execution and delivery of this Agreement and the JEDI Loan Agreement, Chemical Bank, as collateral trustee thereunder, and the Credit Parties, are entering into a Collateral Trust Agreement (as amended, supplemented or otherwise modified from time to time, the "Collateral Trust Agreement") substantially in the form of Exhibit B;

                 WHEREAS, as a result of, among other things, the Equity Transactions, the JEDI Loan Agreement and the Collateral Trust Agreement, HCC, the Banks and the Agent desire to restructure the loan facilities made available to HCC under the Existing Agreement and to revise certain other provisions of the Existing Agreement and for convenience to restate the Existing Agreement, as so amended, in its entirety;

                 NOW THEREFORE, in consideration of the premises and the mutual covenants as contained herein, the parties hereto agree that on the Closing Date (as defined in subsection 1.1) the Existing Agreement shall be amended and restated in its entirety to read as follows:


                            SECTION 1.  DEFINITIONS

                 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "A&R Closing Date": June 29, 1993, the closing date of the Existing Agreement.

                 "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chemical Bank in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of
         (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                 "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

                 "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                 "Aggregate Outstanding Extensions of Credit": as to any Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Bank then outstanding and (b) such Bank's Commitment Percentage of the L/C Obligations then outstanding.

                 "Agreement": this Second Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                 "Applicable Margin": for each Loan, the rate per annum set forth below:

                 (a) if the Applicable Margin Certificate required pursuant to subsection 7.2(g) for any fiscal quarter of HCC shows that the Consolidated Indebtedness Ratio on the last day of such fiscal quarter was less than or equal to 1.0 to 1, then the Applicable Margin for the fiscal quarter of HCC immediately succeeding the date such certificate is delivered shall be (i) with respect to ABR Loans, 0% and (ii) with respect to Eurodollar Loans, .500%; and

                 (b) if the Applicable Margin Certificate required pursuant to subsection 7.2(g) for any fiscal quarter of HCC shows that the Consolidated Indebtedness Ratio on the last day of such fiscal quarter was greater than 1.0 to 1 and less than or equal to 2.0 to 1, then the Applicable Margin for the fiscal quarter of HCC immediately succeeding the date such certificate is delivered shall be (i) with respect to ABR Loans, 0% and (ii) with respect to Eurodollar Loans, .750%;

                 (c) if the Applicable Margin Certificate required pursuant to subsection 7.2(g) for any fiscal quarter of HCC shows that the Consolidated Indebtedness Ratio on the last day of such fiscal quarter was greater than 2.0 to 1 and less than or equal to 3.0 to 1, then the Applicable Margin for the fiscal quarter of HCC immediately succeeding the date such certificate is delivered shall be (i) with respect to ABR Loans, .375% and (ii) with respect to Eurodollar Loans, 1.250%; and

                 (d) if the Applicable Margin Certificate required pursuant to subsection 7.2(g) for any fiscal quarter of HCC shows that the Consolidated Indebtedness Ratio on the last day of such fiscal quarter was greater than 3.0 to 1 then the Applicable Margin for the fiscal quarter of HCC immediately succeeding the date such certificate is delivered shall be (i) with respect to ABR Loans, .625% and (ii) with respect to Eurodollar Loans, 1.500%;

         provided, that if HCC shall fail to deliver the Applicable Margin Certificate by the end of the fiscal quarter in which it is required, the Applicable Margin for the next fiscal quarter shall be as provided in clause (d) above; provided, further, that the Applicable Margin for the period from the Closing Date until and including December 31, 1995 shall be, with respect to ABR Loans, 0%, and with respect to Eurodollar Loans, .750%.

                 "Applicable Margin Certificate":  as defined in subsection
         7.2(g).

                 "Application": an application, in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit.

                 "Astra": Astra Resources International, Inc., a Texas corporation.

                 "Available Commitment": as to any Bank, at any time, an amount equal to the excess, if any, of (a) such Bank's Commitment over
         (b) such Bank's Aggregate Outstanding Extensions of Credit.

                 "benefitted Bank":  as defined in subsection 11.7(a).

                 "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.4, as a date on which HCC requests the Banks to make Loans hereunder.

                 "B Tranche Note": as defined in the recitals to this Agreement.

                 "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                 "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                 "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Bank or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Bank or of any commercial bank satisfying the requirements of clause
         (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Rating Group ("S&P") or P-2 by Moody's Investors Services, Inc. ("Moody's"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any political subdivision or taxing authority of any such state, commonwealth or territory or any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Bank or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                 "CCI": Contract Compression International Argentina, S.A., an Argentinean corporation.

                 "C/D Assessment Rate": for any day the net annual assessment rate (rounded upwards, if necessary, to the next 1/100 of 1%) determined by Chemical Bank to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of Chemical Bank in the United States.

                 "C/D Reserve Percentage": for any day as applied to any calculation of the Base CD Rate, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

                 "Chemical":  Chemical Bank, a New York banking corporation.

                 "Closing Date": the date on which all of the conditions precedent specified in Section 6 shall have been first satisfied.

                 "Code": the Internal Revenue Code of 1986, as amended from time to time.

                 "Collateral Trust Agreement": as defined in the recitals to this Agreement.

                 "Collateral Trustee": Chemical, as collateral trustee under the Collateral Trust Agreement, or its successor in such capacity.

                 "Commercial Letter of Credit": as defined in subsection 4.1(b)(1)(B).

                 "Commitment": as to any Bank, the obligation of such Bank to make Loans to and/or issue or participate in Letters of Credit issued on behalf of HCC hereunder in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule I, as such amount may be reduced from time to time in accordance with the terms of this Agreement; collectively, as to all of the Banks, the "Commitments."

                 "Commitment Percentage": as to any Bank at any time, the percentage of the aggregate Commitments then constituted by such Bank's Commitment.

                 "Commitment Period": the period from and including the date hereof to but not including the Final Maturity Date or such earlier date on which the Commitments shall terminate as provided herein.

                 "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with HCC within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes HCC and which is treated as a single employer under Section 414 of the Code.

                 "Consolidated Capitalization": at a particular date, as to any Person, the sum of (a) Consolidated Net Worth and (b) the amount of Consolidated Indebtedness at such date.

                 "Consolidated Earnings Before Interest and Taxes": for any period, with respect to any Person, the sum of (a) Consolidated Net Income for such period, (b) all amounts attributable to payments or provision for taxes measured by income (to the extent that such amounts have been deducted in determining Consolidated Net Income for such period) and (c) Consolidated Interest Expense for such period.

                 "Consolidated EBITDA": for any period, with respect to any Person, the sum of (a) Consolidated Earnings Before Interest and Taxes for such Person for such period plus, (b) all amounts attributable to depreciation and amortization, determined in accordance with GAAP (to the extent such amounts have been deducted in determining Consolidated Net Income for such period) plus, (c) all other non-cash expenses for such period (to the extent such amounts have been deducted in determining Consolidated Net Income for such period) minus, (d) all other non-cash income for such period (to the extent such amounts have been included in determining Consolidated Net Income for such period).

                 "Consolidated Fixed Charges": for any period as to any Person, such Person's scheduled principal payments on Indebtedness during such period (other than scheduled principal payments under revolving credit facilities of such Person during such period resulting from the maturity of such revolving credit facilities to the extent such scheduled principal payments have been extended, renewed, rearranged, or refinanced under revolving credit facilities maturing beyond such period) plus Consolidated Interest Expense during such period, plus Consolidated Mandatory Capital Expenditures during such period, plus scheduled preferred stock dividend payments during such period, determined on a consolidated basis in accordance with GAAP.

                 "Consolidated Indebtedness": at a particular date, as to any Person, all Indebtedness of such Person and its Subsidiaries other than Indebtedness in respect of Financing Leases, determined on a consolidated basis in accordance with GAAP at such date.

                 "Consolidated Indebtedness Ratio": for any fiscal quarter of HCC and its Subsidiaries, the ratio of (a) Consolidated Indebtedness for HCC and its Subsidiaries as of the last day of such fiscal quarter to (b) Consolidated EBITDA for HCC and its Subsidiaries for the 12-month period ended on the last day of such fiscal quarter as determined on a consolidated basis in accordance with GAAP.

                 "Consolidated Interest Expense": for any period, with respect to any Person, the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption (including, without limitation, imputed interest included in Financing Lease payments) on a consolidated income statement of such Person and its Subsidiaries for such period.

                 "Consolidated Lease Expense": for any period as to any Person, the aggregate rental obligations of such Person and its Subsidiaries determined on a consolidated basis payable in respect of such period under leases of real and/or personal property (net of income from sub-leases thereof, but including taxes, insurance, maintenance and similar expenses which the lessee is obligated to pay under the terms of said leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto, and whether or not such leases constitute Financing Leases.

                 "Consolidated Mandatory Capital Expenditures": for any period as to any Person, the capital expenditures of such Person made in the ordinary course of business for the maintenance of equipment which extends the useful life of such equipment (other than expenditures made in connection with the initial refurbishing of used equipment acquired by HCC or its Subsidiaries) and are or should be capitalized on the balance sheet of such Person determined on a consistent basis in accordance with GAAP.

                 "Consolidated Net Income": for any period as to any Person, the consolidated net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                 "Consolidated Net Worth": at a particular date, as to any Person, the amount which would be included under common and preferred stockholders' equity on a consolidated balance sheet of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

                 "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                 "Credit Parties": the collective reference to (i) HCC, MEI, Hanover/Smith, Hanover Acquisition and the Real Estate Subsidiary and
         (ii) from time to time any other Subsidiary of HCC upon and for so long as such Subsidiary guarantees the Loans and other obligations of HCC hereunder and under the Notes, grants a security interest in its assets to the Collateral Trustee for the ratable benefit of the holders of the Secured Obligations and the Capital Stock of which has been pledged to the Collateral Trustee for the ratable benefit of the holders of the Secured Obligations in each case to secure the Loans and the other obligations of HCC hereunder and under the Notes and which guarantees, grant of security interest and pledge of Capital Stock shall be under documents substantially similar to the Guarantees, Pledge Agreements and Security Agreements executed on the Closing Date.

                 "C Tranche Note": as defined in the recitals to this Agreement.

                 "Current Ratio": at a particular date, for HCC and its Subsidiaries the quotient of the consolidated current assets of HCC and its Subsidiaries at such time less cash, to the consolidated current liabilities of HCC and its Subsidiaries at such time less the current portion of long-term debt (all determined in accordance with GAAP at such time).

                 "Deed of Trust": the Deed of Trust and Security Agreement executed by the Real Estate Subsidiary, dated June 22, 1993 securing payment of the Real Estate Note.

                 "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                 "Derivatives": any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity, including money.

                 "Dollars" and "$": dollars in lawful currency of the United States of America.

                 "Environmental Laws": any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

                 "Equity Transactions": as defined in the recitals to this Agreement.

                 "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

                 "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which Chemical is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                 "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                 "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                 "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                 "Existing Agreement": as defined in the recitals to this Agreement.

                 "Existing Loans": as defined in the recitals to this Agreement.

                 "Existing Notes": as defined in the recitals to this Agreement.

                 "Existing Revolving Credit Loans": as defined in the recitals to this Agreement.

                 "Existing Revolving Credit Note": as defined in the recitals to this Agreement.

                 "Existing Security Documents": as defined in the recitals to this Agreement.

                 "Final Maturity Date":  December 18, 1999.

                 "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                 "First Interstate": as defined in the recitals to this Agreement.

                 "GAAP": generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 6.1.

                 "GKH Entities":  as defined in Section 9(k).

                 "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by HCC, as the case may be, in good faith.

                 "Guarantees": collectively, the MEI Guarantee, the Hanover/Smith Guarantee, the Hanover Acquisition Guarantee, the Hanover Land Guarantee and such other guarantees of the Loans and the other obligations of HCC hereunder.

                 "Guaranty Agreement":  as defined in subsection 8.4.

                 "Hanover Acquisition": Hanover Acquisition Corp., a Texas corporation.

                 "Hanover Acquisition Guarantee": the Guarantee made by Hanover Acquisition in favor of the Agent for the benefit of the Banks, substantially in the form of Exhibit K, as amended, supplemented or otherwise modified from time to time.

                 "Hanover Acquisition Pledge Agreement" the Pledge Agreement made by Hanover Acquisition in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations substantially in the form of Exhibit M, as amended, supplemented or otherwise modified from time to time.

                 "Hanover Acquisition Security Agreement": the Security Agreement made by Hanover Acquisition in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, substantially in the form of Exhibit L, as amended, supplemented or otherwise modified from time to time.

                 "Hanover Land Guarantee": the Guarantee made by the Real Estate Subsidiary in favor of the Agent for the benefit of the Banks, substantially in the form of Exhibit I, as amended, supplemented or otherwise modified from time to time.

                 "Hanover Land Security Agreement": the Security Agreement made by the Real Estate Subsidiary in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, substantially in the form of Exhibit J, as amended, supplemented or otherwise modified from time to time.

                 "Hanover Land Texas Mortgage": the Deed of Trust, Security Agreement, and Fixture Filing made by the Real Estate Subsidiary in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, substantially in the form of Exhibit N-5, as amended, supplemented or otherwise modified from time to time.

                 "Hanover/Smith":  Hanover/Smith, Inc., a Delaware corporation.

                 "Hanover/Smith Guarantee": the Guarantee made by Hanover/Smith in favor of the Agent for the benefit of the Banks, substantially in the form of Exhibit G, as amended, supplemented or otherwise modified from time to time.

                 "Hanover/Smith Security Agreement": the Security Agreement made by Hanover/Smith in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, substantially in the form of Exhibit H, as amended, supplemented or otherwise modified from time to time.

                 "Hanover/Smith Texas Leasehold Mortgage": the Leasehold Deed of Trust, Security Agreement, and Fixture Filing made by Hanover/Smith in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, substantially in the form of Exhibit N-3, as amended, supplemented or otherwise modified from time to time."

                 "Hanover/Smith Texas Mortgage": the Deed of Trust, Security Agreement, and Fixture Filing made by Hanover/Smith in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, substantially in the form of Exhibit N-4, as amended, supplemented or otherwise modified from time to time.

                 "Hanover Venezuela": H.C.C. Compressor de Venezuela, C.A., a Venezuelan corporation.

                 "Hazardous Materials": any hazardous materials, hazardous waste, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law, including, without limitation, polychlorinated biphenyls.

                 "HCC Oklahoma Mortgage": the Mortgage, Security Agreement, and Fixture Filing made by HCC in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, substantially in the form of Exhibit N-1, as amended, supplemented or otherwise modified from time to time.

                 "HCC Pledge Agreement": the Second Amended and Restated Pledge Agreement made by HCC in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations substantially in the form of Exhibit C, as amended, supplemented or otherwise modified from time to time.

                 "HCC Security Agreement": the Second Amended and Restated Security Agreement made by HCC in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations substantially in the form of Exhibit D, as amended, supplemented or otherwise modified from time to time.

                 "HCC Texas Mortgage": the Deed of Trust, Security Agreement, and Fixture Filing made by HCC in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, substantially in the form of Exhibit M-2, as amended, supplemented or otherwise modified from time to time.

                 "HEHC Merger": the merger of HEHC with and into HCC pursuant to the HEHC Merger Agreement.

                 "HEHC Merger Agreement": the Agreement and Plan of Merger, dated as of December 30, 1994, among HCC, HEHC and the stockholders of HEHC as of such date.

                 "Houston Real Estate Transaction": the issuance by the Real Estate Subsidiary of the Real Estate Note in connection with the purchase of certain real estate properties located in Houston, Texas as described in the Deed of Trust and the entering into of the Deed of Trust and the Security Agreement, dated November 22, 1993, among First Interstate, the Real Estate Subsidiary and HCC.

                 "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and
         (d) all liabilities secured by any Lien (other than any lien of a type described in subsection 8.3(b) through (f)) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                 "indemnified liabilities":  as defined in subsection 11.5.

                 "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                 "Insolvent":  pertaining to a condition of Insolvency.

                 "Intellectual Property":  as defined in subsection 5.9.

                 "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                 "Interest Period":  with respect to any Eurodollar Loan:

                          (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by HCC in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by HCC by irrevocable notice to the Agent not less than three Working Days prior to the last day of the then current Interest Period with respect thereto;

                 provided that, all of the foregoing provisions relating to the Interest Periods are subject to the following:

                                       (i)   if an Interest Period pertaining
                          to a Eurodollar Loan would otherwise end on a day that is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

                                       (ii)  any Interest Period that would
                          otherwise extend beyond the Final Maturity Date shall end on the Final Maturity Date;

                                     (iii)   any Interest Period pertaining to
                          a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

                                       (iv)  HCC shall select Interest Periods
                          so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                 "Investments":    as defined in subsection 8.10.

                 "Issuing Bank": Chemical, in its capacity as issuer of any Letter of Credit.

                 "JEDI":  as defined in the recitals to this Agreement.

                 "JEDI Lenders":  as defined in the recitals to this Agreement.

                 "JEDI Loan Agreement": as defined in the recitals to this Agreement.

                 "L/C Commitment":  $10,000,000.

                 "L/C Fee Payment Date": the last day of each March, June, September and December.

                 "L/C Obligations":  at any time, an amount equal to the sum of
         (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 4.5(a).

                 "L/C Participants": the collective reference to all the Banks other than the Issuing Bank.

                 "Letters of Credit":  as defined in paragraph 4.1(a).

                 "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

                 "Loan":  any loan made by any Bank pursuant to this Agreement.

                 "Loan Documents": this Agreement, the Revolving Credit Notes, the Applications, the Guarantees and the Security Documents.

                 "Majority Banks": at any time, Banks the Commitment Percentages of which aggregate more than 50%.

                 "Marketing":  Hanover Marketing Company, a Texas corporation.

                 "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of HCC and its Subsidiaries taken as a whole, (b) the ability of HCC or any of the Subsidiaries of HCC to perform their respective obligations under this Agreement, the Notes, or the

         Guarantees, or (c) the validity or enforceability of this Agreement or any of the Notes or any Application or the rights or remedies of the Agent, the Collateral Trustee or the Banks hereunder or thereunder.

                 "MEI":  Maintech Enterprises, Inc., a Texas corporation.

                 "MEI Guarantee": the Second Amended and Restated Guarantee made by MEI in favor of the Agent for the benefit of the Banks, substantially in the form of Exhibit E, as amended, supplemented or otherwise modified form time to time.

                 "MEI Security Agreement": the Second Amended and Restated Security Agreement made by MEI in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations, substantially in the form of Exhibit F, as amended, supplemented or otherwise modified from time to time.

                 "Mortgages": shall mean (a) the Hanover Land Texas Mortgage, the Hanover/Smith Texas Leasehold Mortgage, the Hanover/Smith Texas Mortgage, the HCC Oklahoma Mortgage and the HCC Texas Mortgage and (b) any present or future deeds of trust, mortgages, or similar agreements granting mortgage liens on real property in favor of the Collateral Trustee for the ratable benefit of the holders of the Secured Obligations substantially in the form of Exhibit N-1.

                 "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(A)(3) of ERISA.

                 "Note": any note made by HCC to any Bank pursuant to this Agreement; collectively the "Notes".

                 "Participant":  as defined in subsection 11.6(b).

                 "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                 "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                 "PGN": Proyetco Gas Natural P.G.N., C.A., a Venezuelan corporation.

                 "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which HCC, or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                 "Pledge Agreements": collectively, the HCC Pledge Agreement, the Hanover Acquisition Pledge Agreement and such other pledge agreements pursuant to which the holder of a Credit Party's Capital Stock may pledge such Capital Stock to the Collateral Trustee for the ratable benefit of the holders of the Secured Obligations.

                 "Pledged Stock": shall refer to the Capital Stock pledged pursuant to the Pledge Agreements.

                 "Precision": Precision Welding & Machine, Inc., a Texas corporation.

                 "Pro Forma Balance Sheets":  as defined in subsection 5.1(b).

                 "Properties":  as defined in subsection 5.17.

                 "Purchasing Banks":  as defined in subsection 11.6(c).

                 "Qualified Subsidiary": each Subsidiary of HCC organized under a jurisdiction of the United States and having assets located primarily in the United States.

                 "Real Estate Note": a promissory note, dated June 22, 1993 in the aggregate amount of $1,868,122.77 payable to Transfield Corporation and endorsed payable to First Interstate which has been modified by the Modification Agreement, dated November 22, 1993, among the Real Estate Subsidiary, HCC and First Interstate, as amended prior to the date hereof.

                 "Real Estate Subsidiary": Hanover Land Company, a Texas corporation, a 100% direct Subsidiary of HCC which shall have no operations other than (i) the holding, leasing, maintaining and disposition of certain real estate properties and the improvements located thereon acquired in connection with the Houston Real Estate Transaction and (ii) the incurrence of Indebtedness to finance or refinance the purchase of such real estate properties.

                 "Register":  as defined in subsection 11.6(d).

                 "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System.

                 "Reimbursement Obligation": the obligation of HCC to reimburse the Issuing Bank pursuant to subsection 4.5(a) for amounts drawn under Letters of Credit.

                 "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                 "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

                 "Required Banks": at any time, Banks the Commitment Percentages of which aggregate at least 60%.

                 "Requirement of Law": as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Responsible Officer": the chief executive officer, president, the executive vice president, treasurer or secretary of the applicable Credit Party, or, with respect to financial matters, the chief financial officer or treasurer of the applicable Credit Party.

                 "Revolving Credit Loans":  as defined in subsection 2.2.

                 "Revolving Credit Notes":  as defined in subsection 2.3.

                 "Secured Obligations": as defined in the Collateral Trust Agreement.

                 "Security Agreements": collectively, the HCC Security Agreement, the MEI Security Agreement, the Hanover/Smith Security Agreement, the Hanover Acquisition Security Agreement, the Hanover Land Security Agreement and such other security agreements pursuant to which a Credit Party may grant a security interest in the assets of such Credit Party, on substantially the terms set forth in the HCC Security Agreement, to the Collateral Trustee for the ratable benefit of the holders of the Secured Obligations.

                 "Security Documents": collectively, the Collateral Trust Agreement, the Pledge Agreements, the Security Agreements, the Mortgages and any other collateral security document from time to time executed and delivered in connection herewith or therewith.

                 "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                 "Specific Guaranty":  as defined in subsection 8.4.

                 "Standby Letter of Credit":  as defined in paragraph
         4.1(b)(1)(A).

                 "Subordinated Debt": shall mean, with respect to HCC, any unsecured Indebtedness the terms of which provide that such Indebtedness is subordinate and junior in right of payment to the payment of all obligations and liabilities of HCC to the Agent and the Banks hereunder.

                 "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership of other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of HCC.

                 "Tranche": the collective reference to Eurodollar Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                 "Transferee":  as defined in subsection 11.6(f).

                 "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                 "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                 "Unqualified Subsidiary": any Subsidiary of HCC other than Qualified Subsidiaries.

                 "Working Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

                 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

         (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to HCC and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                  SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

                 2.1 Restructuring and Refinancing of Existing Debt. Subject to the terms and conditions hereof, the Banks hereby agree to restructure the terms of payment of the Existing Loans by amending and restating the Existing Agreement through the execution and delivery of this Agreement and by accepting delivery of the Revolving Credit Notes on the Closing Date in extension of and in substitution and exchange for (but not in payment of) the Existing Notes. Notwithstanding the foregoing, enforcement of the obligations so extended shall be governed solely by the terms of the Loan Documents. The amount of the Existing Loans of each Bank shall hereinafter be deemed to be a Revolving Credit Loan of such Bank under this Agreement. If the conditions precedent specified in Section 6 are not fully satisfied, the Existing Revolving Credit Notes, the Existing Agreement and the Existing Security Documents shall remain in full force and effect and shall not be replaced by the Revolving Credit Notes, this Agreement and the Security Documents, respectively. Promptly after the Closing Date, the Agent shall send to HCC the Existing Notes, marked "extended and continued by the promissory notes, dated as of December 19, 1995, delivered by Hanover Compressor Company to the Banks".


                 2.2 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans ("Revolving Credit Loans") to HCC from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Bank's Commitment Percentage of the then outstanding L/C Obligations, does not exceed the amount of such Bank's Commitment. During the Commitment Period, HCC may use the

Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. On the Closing Date as specified above, all Existing Loans shall be continued as Revolving Credit Loans hereunder.

                 (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by HCC and notified to the Agent in accordance with subsections 2.4 and 3.5, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is three months prior to the Final Maturity Date.

                 2.3 Revolving Credit Notes. The Revolving Credit Loans made by each Bank shall be evidenced by a promissory note of HCC, substantially in the form of Exhibit A with appropriate insertions as to payee, date and principal amount (each, a "Revolving Credit Note"), payable to the order of such Bank and in a principal amount equal to the lesser of (a) the amount of the initial Commitment of such Bank and (b) the aggregate unpaid principal amount of all Revolving Credit Loans made by such Bank. Each Bank is hereby authorized to record the date, Type and amount of each Revolving Credit Loan made by such Bank, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation (or any error in such recordation) shall not affect the obligations of HCC hereunder and under such Revolving Credit Note. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Final Maturity Date and
(iii) provide for the payment of interest in accordance with subsection 3.1.

                 2.4 Procedure for Revolving Credit Borrowing. HCC may borrow under the Commitments during the Commitment Period on any Working Day, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or on any Business Day, otherwise, provided that HCC shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., New York City time, (a) three Working Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans, or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $200,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available Commitments are less than $200,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from HCC, the Agent shall promptly notify each Bank thereof. Each Bank will make the amount of its pro rata share of each borrowing available to the Agent for the account of HCC at the office of the Agent specified in subsection 11.2 prior to 12:00 noon, New York City time, on the Borrowing Date requested by HCC in funds immediately available to the Agent. Such borrowing will then be made available to HCC by the Agent crediting the account of HCC on the books of such office with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.


     SECTION 3.  INTEREST RATE PROVISIONS, FEES, CONVERSIONS AND PAYMENTS

                 3.1 Interest Rates and Payments Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                 (b) Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin.

                 (c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection or (y) in the case of overdue interest, 2% above the rate described in paragraph (b) of this subsection, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                 (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand.

                 3.2 Commitment Fee; Upfront Facility Fee; Other Fees and Compensation. (a) HCC agrees to pay to the Agent for the account of each Bank a commitment fee for the period from and including the first day of the Commitment Period to the Final Maturity Date, computed at the rate of 0.35% per annum on the average daily amount of the Available Commitment of such Bank during the period for which payment is made. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Final Maturity Date or such earlier date as the Commitments shall terminate as provided herein, commencing on March 31, 1996.

                 (b) HCC agrees to pay to the Agent for the account of each Bank an up-front facility fee, computed at the rate of .10% of the Commitment of such Bank on the Closing Date. Such up-front facility fee shall be payable on the Closing Date.

                 (c) HCC agrees to pay to the Agent the fees and other compensation, in the amounts and on the dates specified in the fee letter separately agreed to between HCC and the Agent.

                 3.3 Termination or Reduction of the Commitments. (a) HCC shall have the right during the Commitment Period, upon not less than five Business Days' notice to the Agent by HCC to terminate the Commitments or, from time to time, to reduce the amount of the Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding, when added to the then outstanding L/C Obligations, would exceed the Commitments then in effect. Any such reduction shall be in an amount equal to $100,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

                 (b) If HCC or any of its Subsidiaries shall sell any assets and the proceeds from the sale are required to be paid to the Collateral Trustee to be held as cash collateral for the benefit of the holders of the Secured Obligations in accordance with subsection 8.6, HCC must either reinvest such proceeds in natural gas compressors or oil and gas production equipment to be owned by HCC or its Qualified Subsidiaries within nine months after the sale of such assets or must prepay ratably, based upon outstanding principal amounts, the outstanding Loans under this Agreement and the other outstanding secured Indebtedness of the holders of the Secured Obligations which require such prepayment in the amount of such proceeds.

                 3.4 Optional Prepayments and other Repayments. (a) HCC may at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, upon at least three Working Days' irrevocable notice, in the case of Eurodollar Loans, and one Business Day's irrevocable notice, in the case of ABR Loans, by HCC to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and if of a combination thereof, the amount allocable to each. If any such prepayment with respect to a Eurodollar Loan is made on a day other than the last day of an Interest Period, such prepayment shall be accompanied by any amounts required to be paid pursuant to subsection 3.13.

Upon receipt of any such notice the Agent shall promptly notify each Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $200,000 or a whole multiple of $100,000 in excess thereof.

                 (b) HCC shall repay at any time, and there shall be due and payable at such time, such principal amount (together with accrued interest thereon), if any, of outstanding Revolving Credit Loans as may be necessary so that, after such repayment, the aggregate unpaid principal amount of Revolving Credit Loans does not exceed the Commitments in effect at such time after giving effect to any reduction in the Commitments pursuant to subsection 3.3.

                 (c) If the Collateral Trustee shall hold as collateral any proceeds resulting from the sale of any natural gas compressors or oil and gas production equipment and such proceeds are applied to the Secured Obligations in accordance with the Collateral Trust Agreement, HCC shall prepay the outstanding principal amount of the Loans under this Agreement in an amount equal to the amount of such application allocated to the Agent and the Banks under the Collateral Trust Agreement. Each prepayment of principal on Loans pursuant to this subsection 3.4(c) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any amounts required to be paid pursuant to subsection 3.13 as a result of such prepayment. All prepayments required pursuant to this subsection 3.4(c) shall be applied to the Loans ratably in accordance with the outstanding principal amount of each Loan, and shall be applied to the required payments of principal on each Loan being prepaid in the inverse order of maturity.

                 (d) If the Collateral Trustee shall hold as collateral any proceeds resulting from any business interruption, casualty, or condemnation, including, without limitation, any business interruption insurance proceeds, any property insurance proceeds, or any condemnation proceeds, and such proceeds are applied to the Secured Obligations in accordance with the Collateral Trust Agreement, HCC shall prepay the outstanding principal amount of the Loans under this Agreement in an amount equal to the amount of such application allocated to the Agent and the Banks under the Collateral Trust Agreement. Each prepayment of principal on Loans pursuant to this subsection 3.4(d) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any amounts required to be paid pursuant to subsection 3.13 as a result of such prepayment. All prepayments required pursuant to this subsection 3.4(d) shall be applied to the Loans ratably in accordance with the outstanding principal amount of each Loan, and shall be applied to the required payments of principal on each Loan being prepaid in the inverse order of maturity.

                 (e) If during the existence of a Default or Event of Default the Collateral Trustee shall make any distribution to the Agent or the Banks under the Collateral Trust Agreement, HCC shall prepay the outstanding principal amount of the Loans under this Agreement in an amount equal to the amount of such distribution to the Agent and the Banks under the Collateral Trust Agreement. Each prepayment of principal on Loans pursuant to this subsection 3.4(e) shall be accompanied by payment of all accrued but unpaid interest on the principal amount prepaid and any amounts required to be paid pursuant to subsection 3.13 as a result of such prepayment. All prepayments required pursuant to this subsection 3.4(e) shall be applied to the Loans ratably in accordance with the outstanding principal amount of each Loan, and shall be applied to the required payments of principal on each Loan being prepaid in the inverse order of maturity. Each Bank's Commitment shall be automatically reduced permanently by an amount equal to the amount prepaid to it by HCC pursuant to the terms of this subsection 3.4(e).

                 3.5 Conversion and Continuation Options. (a) HCC may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. HCC may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Agent at least three Working Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Bank thereof. All or any part of outstanding Eurodollar Loans and ABR Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Agent or the Required Banks have determined that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereof, subsection 3.6 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Final Maturity Date.

                 (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by HCC giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent or the Required Banks have determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 3.6 would be contravened or (iii) after the date that is one month prior to the Final Maturity Date and provided, further, that if HCC shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

                 3.6 Minimum Amounts of Reduction. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof.

                 3.7 Computation of Interest and Fees. (a) Commitment fees and interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed, and interest on Eurodollar Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. The Agent shall as soon as practicable notify HCC and the Banks of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify HCC and the Banks of the effective date and the amount of each such change in interest rate.

                 (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on HCC and the Banks in the absence of manifest error. The Agent shall, at the request of the HCC, deliver to HCC a statement showing the quotations used by the Agent in determining any interest rate pursuant to subsection 3.1(a).

                 3.8 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

                 (a) the Agent shall have determined (which determination shall be conclusive and binding upon HCC) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                 (b) the Agent shall have received notice from the Majority Banks that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the costs to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telex, telecopy or telephonic notice thereof to HCC and the Banks as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall HCC have the right to convert Loans to Eurodollar Loans.

                 3.9 Pro Rata Treatment and Payments. (a) Each borrowing by HCC from the Banks hereunder, each payment by HCC on account of any commitment fee hereunder and any reduction of the Commitments of the Banks shall be made pro rata according to the respective Commitment Percentages of the Banks. Each payment (including each prepayment) by HCC on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Banks. All payments (including prepayments) to be made by HCC hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the Banks, at the Agent's office specified in subsection 11.2 in Dollars and in immediately available funds. The Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Working Day.

                 (b) Unless the Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount that would constitute its Commitment Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Bank has made such amount available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to HCC a corresponding amount.
If such amount is made available to the Agent on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Agent, times (ii) the amount of such Bank's Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's Commitment Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Bank's Commitment Percentage of such borrowing is not in fact made available to the Agent by such Bank within three Business Days of such Borrowing Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from HCC and any such payment by HCC shall not constitute a waiver of any right or remedy HCC may have with respect to any such Bank.

                 3.10 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Bank's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, HCC shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 3.13.

                 3.11 Requirements of Law. (a) In the event that any change in any Requirement of Law as in existence on the date hereof or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                 (i) shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for taxes covered by subsection 3.12 and changes in the rate of tax on the overall net income of such Bank or tax imposed in lieu of net income taxes);

                 (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                 (iii) shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, HCC shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify HCC, through the Agent, by delivery of a certificate setting forth the amounts due and a description of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank, through the Agent, to HCC shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                 (b) In the event that any Bank shall have determined that any change in any Requirement of Law as in existence on the date hereof regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to HCC (with a copy to the Agent) of a written request therefore, HCC shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

                 3.12 Taxes. (a) All payments made by HCC under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Agent and each Bank, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Agent or such Bank (excluding a connection arising solely from the Agent or such Bank having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Bank hereunder or under the Notes, the amounts so payable to the Agent or such Bank shall be increased to the extent necessary to yield to the Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by HCC, as promptly as possible thereafter HCC shall send to the Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by HCC showing payment thereof. If HCC fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, HCC shall indemnify the Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Agent or any Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. Notwithstanding the foregoing, before making any demand for payment under this Section 3.12(a) each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lender office if the making of such a designation would avoid the need for, or reduce the amount of, such payments required under this Section 3.12(a).

                 (b) Each Bank, including, without limitation, each Purchasing Bank, that is not incorporated under the laws of the United States of America or a state thereof agrees that prior to the first Interest Payment Date or, in the case of a Purchasing Bank, the first Interest Payment Date to occur subsequent to the date it becomes a party hereto it will deliver to HCC and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Bank also agrees to deliver to HCC and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to HCC and such extensions or renewals thereof as may reasonably be requested by HCC or the

Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises HCC and the Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Bank which fails to provide to HCC in a timely manner such forms shall reimburse HCC upon demand for any penalties paid by HCC as a result of any failure of HCC to withhold the required amounts, that are caused by such Bank's failure to provide the required forms in a timely manner.

                 3.13 Indemnity. HCC agrees to indemnify each Bank and to hold each Bank harmless from any loss or expenses which such Bank may sustain or incur as a consequence of (a) default by HCC in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by HCC in making a borrowing of, conversion into or continuation of Eurodollar Loans after HCC has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by HCC in making any prepayment after HCC has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.


                 SECTION 4.  LETTERS OF CREDIT

                 4.1.     L/C Commitment.

                 (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Banks set forth in subsection 4.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of HCC on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or
(ii) the Available Commitment would be less than zero.

                 (b)  Each Letter of Credit shall:

                 (i) be denominated in Dollars and shall be either (1) a standby letter of credit issued to support obligations of HCC (a "Standby Letter of Credit"), or (2) a commercial letter of credit issued in respect of the purchase of goods or services by HCC and its Subsidiaries in the ordinary course of business (a "Commercial Letter of Credit") and

                 (ii)  expire no later than the Termination Date.

                 (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

                 (d) The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                 4.2.     Procedure for Issuance of Letters of Credit.

                 HCC may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request. Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and HCC. The Issuing Bank shall furnish a copy of such Letter of Credit to HCC promptly following the issuance thereof.

                 4.3.     Fees, Commissions and Other Charges.

                 (a) HCC shall pay to the Agent, for the account of the Issuing Bank and the L/C Participants, a fronting fee with respect to each Commercial Letter of Credit in an amount equal to 1.0% of the face amount of such Letter of Credit. .125% of such fee shall be payable to the Issuing Bank, and the remaining .875% of such fee shall be payable to the L/C Participants to be shared ratably among them in accordance with their respective Commitment Percentages. Such fronting fee shall be payable in advance on the date of issuance of each Letter of Credit and shall be nonrefundable.

                 (b) HCC shall pay to the Agent, for the account of the Issuing Bank and the L/C Participants, a letter of credit commission with respect to each Standby Letter of Credit, computed for the period from the date of such payment to the date upon which the next such payment is due hereunder at the rate of 1.0% per annum, calculated on the basis of a 365 (or 366-, as the case may be) year, of the aggregate amount available to be drawn under such Standby Letter of Credit on the date on which such fee is calculated. .125% of such fee shall be payable to the Issuing Bank, and the remaining .875% of such fee shall be payable to the L/C Participants to be shared ratably among them in accordance with their respective Commitment Percentages. Such commissions shall be payable in advance on the date of issuance of each Letter of Credit and on each L/C Fee Payment Date to occur thereafter and shall be nonrefundable.

                 (c) In addition to the foregoing fees and commissions, HCC shall pay or reimburse the Issuing Bank for such reasonable, normal and customary costs and expenses as are actually incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

                 (d) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees and commissions received by the Agent for their respective accounts pursuant to this subsection.

                 4.4.     L/C Participations.

                 (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by HCC in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

                 (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to paragraph 4.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (1) such amount, times (2) the daily average Federal funds rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (3) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to paragraph 4.4(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                 (c) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 4.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from HCC or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

                 4.5.     Reimbursement Obligation of HCC.

                 (a) HCC agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies HCC of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

                 (b) Interest shall be payable on any and all amounts remaining unpaid by HCC under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

                 (c) Each drawing under any Letter of Credit shall constitute a request by HCC to the Agent for a borrowing pursuant to subsection 2.4 (Procedure for Revolving Credit Borrowing) of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

                 4.6.     Obligations Absolute.

                 (a) HCC's obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which HCC may have or have had against the Issuing Bank or any beneficiary of a Letter of Credit.

                 (b) HCC also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and HCC's Reimbursement Obligations under subsection 4.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among HCC and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or
(iii) any claims whatsoever of HCC against any beneficiary of such Letter of Credit or any such transferee.

                 (c) The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank's gross negligence or willful misconduct.

                 (d) HCC agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on HCC and shall not result in any liability of the Issuing Bank to HCC.

                 4.7.     Letter of Credit Payments.

                 If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify HCC of the date and amount thereof. The responsibility of the Issuing Bank to HCC in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

                 4.8.     Application.

                 To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 4, the provisions of this Section 4 shall apply.

                   SECTION 5.  REPRESENTATIONS AND WARRANTIES

                 To induce the Banks to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, HCC hereby represents and warrants to the Agent and each Bank that:

                 5.1 Financial Condition. (a) The consolidated balance sheets of HCC and its consolidated Subsidiaries as at December 31, 1994 and December 31, 1993 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Price Waterhouse copies of which have heretofore been furnished to each Bank, are complete and correct and present fairly the consolidated financial condition of HCC and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheets of HCC and its consolidated Subsidiaries as at March 31, 1995, June 30, 1995 and September 30, 1995, the related unaudited consolidated statements of income and of cash flows for the three, six and nine-month periods ended on such dates, certified by a Responsible Officer of HCC, copies of which have heretofore been furnished to each Bank, are complete and correct and present fairly the consolidated financial condition of HCC, and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and consolidated cash flows for the three, six and nine-month periods then ended (subject to normal year-end audit adjustments). The unaudited consolidated balance sheets of HCC and its consolidated Subsidiaries as at January 31, 1995, February 28, 1995, March 31, 1995, April 30, 1995, May 31, 1995, June 30, 1995, July 31, 1995, August 31,
1995 and September 30, 1995 and the related unaudited consolidated statements of income and of cash flows for the one month periods ended on such dates, certified by a Responsible Officer of HCC, copies of which have heretofore been furnished to each Bank, are complete and correct and present fairly the consolidated financial condition of HCC, and its consolidated Subsidiaries as at such dates, and the consolidated results of its operations and consolidated cash flows for the one month periods then ended (subject to normal year-end audit adjustments).

                 (b) The pro forma balance sheet of HCC and its consolidated Subsidiaries (the "Pro Forma Balance Sheet"), certified by the chief financial officer of HCC as being the unaudited balance sheet of HCC and its consolidated Subsidiaries as at September 30, 1995 adjusted for the Equity Transactions and any transactions related thereto, the transactions contemplated by this Agreement and the transactions contemplated by the JEDI Loan Agreement and as being, together with the notes thereto, a good faith estimate on a pro forma basis of the financial position of HCC and its consolidated Subsidiaries as at September 30, 1995 as adjusted as described above assuming that the transactions specified above had actually occurred at September 30, 1995.

                 (c) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Other than the Guaranty Agreement and the Specific Guaranty, neither HCC nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as disclosed on
Schedule III to this Agreement, during the period from September 30, 1995 to and including the date hereof there has been no sale, transfer or other disposition by HCC or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of HCC and its consolidated Subsidiaries at September 30, 1995.

                 5.2 No Change. Since December 31, 1994 (a) there has been no development or event nor any prospective development or event, which has had or would reasonably be expected to have a Material Adverse Effect and (b) except as disclosed on Schedule IV to this Agreement, no dividends or other distributions have been declared, paid or made upon the Capital Stock of HCC nor has any of the Capital Stock of HCC been redeemed, retired, purchased or otherwise acquired for value by HCC or any of its respective Subsidiaries.

                 5.3 Corporate Existence; Compliance with Law. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 5.4 Corporate Power; Authorization; Enforceable Obligations. Each Credit Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, and with respect to the Security Documents to which it is a party to grant the Liens pursuant thereto. HCC has the corporate power and authority, and the legal right, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, the Notes and the Applications. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and with respect to the Security Documents to which it is a party to grant the Liens pursuant thereto. Except as disclosed on Schedule V to this Agreement, no consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (other than consents under contracts the failure to obtain would not, in the aggregate, reasonably be expected to have a Material Adverse Effect) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Notes, the Applications or any of the other Loan Documents or, with respect to the Security Documents, the granting of the Liens thereunder. This Agreement has been, and each Note, each Application and each other Loan Document will be, duly executed and delivered on behalf of the Credit Parties party thereto. This Agreement constitutes, and each Note, each Application and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Credit Parties party thereto enforceable against such Credit Parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 5.5 No Legal Bar. Assuming receipt of the consents and authorizations, and the occurrence of the filing and other acts, set forth on
Schedule V to this Agreement, the execution, delivery and performance of this Agreement, the Applications, the Notes and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Credit Party thereto and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except as contemplated hereby or thereby.

                 5.6 No Material Litigation. Except as set forth in Schedule VI, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of HCC, threatened by or against any Credit Party or against any of their respective properties or revenues (a) with respect to this Agreement, the Notes or the other Loan Documents or any of the transactions contemplated hereby, or (b) which would reasonably be expected to have a Material Adverse Effect.

                 5.7 No Default. None of the Credit Parties nor any of their respective Subsidiaries is in default under or with respect to any of their respective Contractual Obligations in any respect which if not cured would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                 5.8 Ownership of Property; Liens; Leases of Equipment. Each of the Credit Parties has good record and marketable title in fee simple (except for exceptions to title as will not in the aggregate materially interfere with the present or contemplated use of the property affected thereby) to, or a valid leasehold interest in, all its real property, and good title to all its other property, and none of such property is subject to any Lien except as permitted by subsection 8.3. None of the Equipment or Inventory (as defined in any Security Agreement) owned by any Credit Party has been leased by such Credit Party as lessor, except pursuant to operating leases (which do not constitute Financing Leases) which are in one of the forms (with appropriate insertions as to date, amounts, parties and designation of Equipment or Inventory (as so defined) covered thereby, and other minor deviations which do not materially alter the terms thereof) annexed hereto as
Schedule VII, as the same may be modified from time to time as set forth in subsection 8.6(c). None of the natural gas compressors and related equipment owned by any Credit Party constitutes "fixtures" under the Uniform Commercial Code or other applicable law of any jurisdiction in which such natural gas compressors and related equipment are located. As used herein, Equipment or Inventory leased by a Credit Party under a Financing Lease shall be deemed "owned" by such Credit Party.

                 5.9 Intellectual Property. Each Credit Party owns, or is licensed to use, all trademarks, tradenames, trade secrets, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which would not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). To the knowledge of HCC, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does HCC know of any valid basis for any such claim, which would reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Credit Parties does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                 5.10  No Burdensome Restrictions.  Except as disclosed on
Schedule VIII, no Requirement of Law or Contractual Obligation of any Credit Party would reasonably be expected to have a Material Adverse Effect.

                 5.11 Taxes. Each of the Credit Parties has filed or caused to be filed all tax returns which, to the knowledge of HCC, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of any of the Credit Parties, as the case may be); no tax Lien has been filed against the property of any Credit Party, and, to the knowledge of HCC, no claim is being asserted, with respect to any such tax, fee or other charge.

                 5.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors. If requested by any Bank or the Agent, HCC will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

                 5.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred and no lien in favor of the PBGC or a Plan has arisen during the five-year period prior to the date as of which this representation is deemed made. The present value of all accrued benefits under each Single Employer Plan maintained by HCC, or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither HCC nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither HCC nor any Commonly Controlled Entity would become subject to any liability under ERISA if HCC or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of HCC and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

                 5.14 Investment Company Act; Other Regulations. None of the Credit Parties is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. None of the Credit Parties is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness or change rates or change tariffs. None of the Credit Parties are "holding companies" or "subsidiary companies" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                 5.15 Subsidiaries. As of the Closing Date, MEI, the Real Estate Subsidiary, Hanover/Smith, Marketing, Hanover Acquisition, Astra, CCI, Hanover Venezuela and PGN constitute all the Subsidiaries of HCC at the date hereof. The aggregate value of all assets owned by Marketing as of the date hereof is less than $10,000. In reliance thereon, no guarantee by Marketing or Lien on any assets thereof is being granted to the holders of the Secured Obligations on the Closing Date pursuant to the Security Documents. Other than cash or Cash Equivalents located in bank accounts at Chemical Bank, none of the assets owned by Hanover Venezuela, PGN, Astra or CCI as of the date hereof are located within the United States of America or any territory thereof. In reliance thereon, no guarantee by Hanover Venezuela, PGN, Astra or CCI or Lien on any assets of any thereof is being granted to the holders of the Secured Obligations on the Closing Date pursuant to the Security Documents.

                 5.16 Purpose of Loans. The proceeds of the Loans shall be used for the working capital and general corporate purposes of HCC and its Subsidiaries.

                 5.17 Environmental Matters. Each of the representations and warranties set forth in paragraphs (a) through (e) of this subsection is true and correct with respect to each parcel of real property owned or operated by any of the Credit Parties (the "Properties"), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect:

                 (a) Except as set forth on Schedule IX, the Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.

                 (b) Except as set forth on Schedule IX, the Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could reasonably be expected to interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.

                 (c) Except as set forth on Schedule IX, none of the Credit Parties has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or environmental permit compliance with regard to the Properties, nor is HCC aware that any Governmental Authority is contemplating delivering to any Credit Party any such notice.

                 (d) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred to any other location in violation of any Environmental Laws from the Properties or as a result of the sale or lease of any equipment or inventory of any Credit Party.

                 (e) There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which any Credit Party is or to its knowledge will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

                 5.18 Regulation H. None of the Mortgages encumber improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

                 5.19 Accuracy and Completeness of Information. The factual statements contained in the Loan Documents and each other agreement, instrument, certificate and document related thereto and any other certificates or documents furnished or to be furnished to the Agent or the Banks by any Credit Party from time to time in connection with this Agreement (in any case excluding any of the financial statements referred to in Section 5.1(a) hereof), taken as a whole, and taking into consideration all corrections or substituted documents, do not and will not, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein. As at the date of this Agreement there is no fact known to any Credit Party which materially and adversely affects, or which would reasonably be expected to materially adversely affect, the business, operations, assets, prospects or financial or other condition of HCC and its Subsidiaries taken as a whole.

                 5.20 Security Documents. (a) The Pledge Agreements are effective to create in favor of the Collateral Trustee, for the ratable benefit of the holders of the Secured Obligations, (i) a legal, valid and enforceable security interest in Pledged Stock (and the proceeds thereof) the stock certificates of which have been delivered to the Collateral Trustee and that the Pledge Agreements constitute fully perfected first Liens on, and security interests in, all right, title and interest of HCC and Hanover Acquisition in such Pledged Stock, and in proceeds thereof, superior in right to any other Person and (ii) with respect to Pledged Stock the stock certificates of which have not been delivered to the Collateral Trustee prior to the date hereof, a legal, valid and enforceable security interest in such Pledged Stock (and the proceeds thereof), and when stock certificates representing such Pledged Stock are delivered to the Collateral Trustee, the Pledge Agreements shall constitute fully perfected first Liens on, and security interests in, all right, title and interest of HCC and Hanover Acquisition in such Pledged Stock and in proceeds thereof superior in right to any other Person.

                 (b) The Security Documents are each effective to create in favor of the Collateral Trustee, for the ratable benefit of the holders of the Secured Obligations, a legal, valid and enforceable security interest in the respective collateral described therein and proceeds thereof, and financing statements in appropriate form have been filed in the offices specified in such Security Documents, and the other actions required to be taken by all Security Documents have been taken, and the Security Documents constitute fully perfected, first priority Liens on (except that the Hanover Land Security Agreement and the Hanover Land Texas Mortgage each constitute a fully perfected second priority Lien), and security interests in, all right, title and interest of the Credit Parties in such collateral and the proceeds thereof superior in right to any other Person (other than with respect to the Hanover Land Security Agreement and the Hanover Land Texas Mortgage in which case, inferior to the secured party that holds the first priority Lien) other than Liens permitted hereby.


                        SECTION 6.  CONDITIONS PRECEDENT

                 6.1 Conditions to Restructuring of the Existing Revolving Credit Loans and the Initial Extensions of Credit. The agreement of each Bank to abide by its obligations under subsection 2.1 and to make the initial extension of credit requested to be made by it is subject to the satisfaction, immediately prior to or concurrently therewith on the Closing Date, of the following conditions precedent:

                 (a) Agreement, Notes. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of HCC and duly acknowledged and agreed to by each of MEI, Hanover/Smith, Hanover Acquisition and the Real Estate Subsidiary with a counterpart for each Bank and (ii) for the account of each Bank, a Note conforming to the requirements hereof and executed by a duly authorized officer of HCC.

                 (b) JEDI Loan Agreement. The Agent shall have received, with a copy for each Bank, true and correct copies of the JEDI Loan Agreement and all schedules, opinions, certificates and other agreements or documents delivered thereunder as requested by the Agent, each copy certified as to authenticity by a Responsible Officer of HCC, and each in form and substance reasonably satisfactory to the Agent and each Bank.

                 (c) Collateral Trust Agreement. The Agent shall have received, with a copy for each Bank, the Collateral Trust Agreement, executed and delivered by a duly authorized officer of each of the Collateral Trustee and the Credit Parties, together with copies of all schedules, opinions, certificates, and other agreements or documents delivered thereunder, each in form and substance reasonably satisfactory to the Agent and the Banks.

                 (d) Existing Indebtedness. The Existing Loans shall be converted into and continued as Revolving Credit Loans hereunder pursuant to subsection 2.1.

                 (e) Guarantees. The Agent shall have received, with a copy for each Bank, (i) the MEI Guarantee, executed and delivered by a duly authorized officer of MEI, (ii) the Hanover/Smith Guarantee, executed and delivered by a duly authorized officer of Hanover/Smith,
         (iii) the Hanover Acquisition Guarantee, executed and delivered by a duly authorized officer of Hanover Acquisition and (iv) the Hanover Land Guarantee, executed and delivered by a duly authorized officer of the Real Estate Subsidiary.

                 (f) Corporate Proceedings of the Credit Parties. The Agent shall have received, with a counterpart for each Bank, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of each of the Credit Parties authorizing (i) the execution, delivery and performance of the Loan Documents, and the granting continuation of the Liens provided for in the Security Documents to which it is a party, and (ii) in the case of HCC, the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of each such Credit Party as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance satisfactory to the Agent.

                 (g) Incumbency Certificates. The Agent shall have received, with a copy for each Bank, a certificate of the Secretary or Assistant Secretary of each Credit Party, dated the Closing Date, as to the incumbency and signature of each of the officers signing each of the Loan Documents to which it is a party and any other certificates or other documents delivered in connection therewith, together with evidence of the incumbency of such Secretary or Assistant Secretary.

                 (h) Corporate Documents. The Agent shall have received, with a counterpart for each Bank, true and complete copies of the certificate of incorporation and by-laws of each of the Credit Parties, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of each such Credit Party.

                 (i) No Violation. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, nor involve the Agent, the Collateral Trustee or any Bank in any violation of, any Requirement of Law.

                 (j) Licenses, Permits, etc. All licenses, permits, exemptions, certificates and other governmental and third party approvals and consents (including landlords' and other consents) necessary or advisable in connection with (i) the participation by HCC and its Subsidiaries in the transactions contemplated by this Agreement or any of the Loan Documents, (ii) the execution, delivery or performance by HCC and its Subsidiaries or the validity and enforceability against HCC and its Subsidiaries of the Loan Documents to which it or they is or are a party, (iii) the grant by HCC of the Liens created pursuant to the Security Documents and the validity and enforceability thereof and the perfection of and the exercise by the Collateral Trustee and the holders of the Secured Obligations of their rights and remedies thereunder, and (iv) the continuing operations of HCC and its Subsidiaries shall have been obtained and be in full force and effect except to the extent that the failure to obtain or maintain in full force and effect any such license, permit, exemption, certificate, approval or consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the matters set forth in clauses (i) through (iv) of this subsection 6.1(j), and all applicable waiting periods shall have expired without any action being taken or to HCC's knowledge threatened by any competent authority which would restrain, prevent or otherwise reasonably be expected to impose adverse conditions on the financing thereof.

                 (k) Pledge Agreements; Pledged Stock. The Collateral Trustee shall have received (i) with a copy for each Bank, each of the HCC Pledge Agreement and the Hanover Acquisition Pledge Agreement, executed and delivered by a duly authorized officer of HCC and Hanover Acquisition, respectively, (ii) stock certificates representing 16,497 shares of common stock of MEI, 1,000 shares of common stock of Hanover/Smith, 330 shares of common stock of Hanover Venezuela, 100 shares of common stock of Hanover Acquisition, 1000 shares of common stock of Astra and 1,000 shares of common stock of the Real Estate Subsidiary, in each case, pledged pursuant to the HCC Pledge Agreement or the Hanover Acquisition Pledge Agreement, together with undated stock powers endorsed in blank for each stock certificate representing such Pledged Stock, and (iii) an acknowledgement and consent executed by each of MEI, Hanover/Smith, Hanover Venezuela, Hanover Acquisition, Astra and the Real Estate Subsidiary pursuant to the HCC Pledge Agreement or the Hanover Acquisition Pledge Agreement. The Pledged Stock under the Pledge Agreements shall constitute 100% of the issued and outstanding Capital Stock of each of MEI, Hanover/Smith, Hanover Acquisition, Astra and the Real Estate Subsidiary, and 66% of the issued and outstanding Capital Stock of Hanover Venezuela.

                 (l) Security Agreements. The Agent shall have received, with a copy for each Bank, each of the HCC Security Agreement, the MEI Security Agreement, the Hanover/Smith Security Agreement, the Hanover Acquisition Security Agreement and the Hanover Land Security Agreement executed and delivered by a duly authorized officer of HCC, MEI, Hanover/Smith, Hanover Acquisition and the Real Estate Subsidiary, respectively.

                 (m) Mortgages. The Agent shall have received, with a copy for each Bank, each of the HCC Oklahoma Mortgage, the HCC Texas Mortgage, the Hanover/Smith Texas Leasehold Mortgage, the Hanover/Smith Texas Mortgage and the Hanover Land Texas Mortgage executed and delivered by a duly authorized officer of the applicable Credit Party.

                 (n) Filings and Other Actions. (i) Any documents (including without limitation financing statements and amendments to financing statements) required to be filed under any of the Security Documents in order to create or continue in favor of the Collateral Trustee, for the ratable benefit of the holders of the Secured Obligations, a perfected security interest in the collateral thereunder shall have been properly filed in each office in each jurisdiction listed in the respective Security Document, and such filings are the only ones required in order to create in favor of the Collateral Trustee, for the ratable benefit of the holders of the Secured Obligations, a perfected Lien in the respective collateral described therein. Subject to the terms of Section 4(c) of each of the Security Agreements, the original copies of all chattel paper in which the Collateral Trustee shall be granted a Lien under the Security Agreements, including without limitation all leases of natural gas compressors and oil and gas production equipment by HCC or any of its Subsidiaries as lessor, shall have been stamped or otherwise marked with the legend required by Section 5(b) of each of the Security Agreements.

                 (ii) All other actions reasonably requested by the Collateral Trustee for the attachment, perfection and priority of the Liens granted by the Security Documents shall have been taken, including, without limitation, the obtaining of consents, acknowledgements and estoppel certificates from, and filings by, owners or operators of natural gas pipeline systems, natural gas wells, real property on which the same are located, and financing parties of any thereof.

         The Agent shall have received evidence reasonably satisfactory to it of such filing, registration, recording or other action and satisfactory evidence of the payment of any necessary fee, tax or expenses relating thereto.

                 (o) Lien Searches. The Agent shall have received, with a copy for each Bank, the results of a recent Uniform Commercial Code filings search by a Person satisfactory to the Agent in each of the jurisdictions and offices in the United States where assets of HCC and its Subsidiaries are located or recorded, and such search shall reveal no Liens on any of the assets of HCC or its Subsidiaries, except for Liens permitted under subsection 8.3.

                 (p) Insurance. The Agent shall have received evidence satisfactory to it that each Credit Party has obtained the insurance policies required by subsection 7.5 and the Security Documents.

                 (q) Fees and Other Compensation. The Banks, the Agent and the Collateral Trustee shall have received the fees and other compensation to be received on the Closing Date referred to in subsection 3.2(b) and all interest and fees under the Existing Agreement shall have been paid in full.

                 (r) Legal Opinions. The Agent shall have received, with a counterpart for each Bank, the following executed legal opinions:

                             (i) the executed legal opinion of Neal, Gerber & Eisenberg, counsel to the Credit Parties, substantially in the form of Exhibit O-1;

                            (ii) the executed legal opinion of Jackson & Walker, special counsel to the Credit Parties in the State of Texas, substantially in the form of Exhibit O-2;

                           (iii) the executed legal opinion of Jackson & Walker, special counsel to the Credit Parties in the State of Louisiana, substantially in the form of Exhibit O-3; and

                            (iv) the executed legal opinion of Mock, Schwabe, Waldo, Elder, Reeves & Bryant, special counsel to the Credit Parties in the State of Oklahoma, substantially in the form of Exhibit O-4.

                 (s) Disclosure. (i) No information shall have been disclosed to the Banks which is inconsistent with information as of September 30, 1995 disclosed to the Banks and which would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets or operations of HCC and its Subsidiaries taken as a whole, (ii) no event or events shall have occurred which separately, or in the aggregate will or, in the reasonable judgment of the Banks, would reasonably be expected to materially and adversely affect such condition (financial or otherwise), business, assets, operations or prospects or the ability of any Credit Party to perform its respective obligations under the Loan Documents to which it is a party and (iii) there shall have been no material adverse change in the financial condition, business, operations or prospects of HCC and its Subsidiaries taken as a whole.

                 (t) Environmental Report. The Agent shall have received, with a copy for each Bank, a copy of an environmental report in respect of the real estate properties owned or leased by HCC and its Subsidiaries which report has been prepared by environmental consultants acceptable to the Agent and in form and substance reasonably satisfactory to the Agent.

                 (u) Financial Statements. The Agent shall have received, with a copy for each Bank, (i) audited consolidated financial statements of HCC and its consolidated Subsidiaries for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of HCC and its consolidated Subsidiaries for each fiscal month and quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, in each case, in form and substance reasonably satisfactory to the Agent.

                 (v) Pro Forma Balance Sheet. The Agent shall have received, with a copy for each Bank, a pro forma consolidated balance sheet of HCC and its consolidated Subsidiaries as at September 30, 1995, adjusted to give effect to the consummation of the Equity Transactions, the transactions contemplated by this Agreement and the transactions contemplated by the JEDI Loan Agreement, in form and substance reasonably satisfactory to the Agent.

                 (w) Business Plan. The Agent shall have received, with a copy for each Bank, a satisfactory business plan for fiscal year 1996 and a satisfactory written analysis of the business and prospects of HCC and its consolidated Subsidiaries for the period from the Closing Date through the Final Maturity Date, in form and substance reasonably satisfactory to the Agent.

                 6.2 Conditions to Each Extension of Credit. The agreement of each Bank to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                 (a) Representations and Warranties. Each of the representations and warranties made by the Credit Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any such representations and warranties specifically refer to another date).

                 (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

                 (c) Additional Documents. The Agent shall have received each additional document, instrument or item of information reasonably requested by it to further effect the purposes of this Agreement, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Credit Party may be a party.

                 (d) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the Security Documents and the JEDI Loan Agreement shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request to further effect the purposes of this Agreement.

Each borrowing by and Letter of Credit issued on behalf of HCC hereunder shall constitute a representation and warranty by HCC as of the date of such Loan that the conditions contained in this subsection 6.2 have been satisfied.


                       SECTION 7.  AFFIRMATIVE COVENANTS

                 HCC hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder, HCC shall and HCC (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

                 7.1  Financial Statements.  Furnish to each Bank:

                 (a) as soon as available for distribution to shareholders and creditors generally, but in any event within 120 days after the end of each fiscal year of HCC, a copy of the consolidated balance sheet of HCC and its consolidated Subsidiaries, as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Price Waterhouse or other independent certified public accountants of nationally recognized standing not unacceptable to the Required Banks;

                 (b) as soon as available for distribution to shareholders and creditors generally, but in any event within 90 days after the end of each fiscal year of HCC, a copy of the unaudited consolidated balance sheet of HCC and its consolidated Subsidiaries, as at the end of such year, and the related unaudited consolidated statements of income and retained earnings and of cash flows for such year, in each case setting forth in comparative form the figures for the corresponding period of the previous year and the figures for such period as shown on the budgets of HCC for such year;

                 (c) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of HCC, the unaudited consolidated balance sheet of HCC and its consolidated Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and retained earnings and of cash flows of HCC and its consolidated Subsidiaries, for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous year, certified by a Responsible Officer as being fairly stated in all material respects when considered in relation to the consolidated financial statements of HCC and its consolidated Subsidiaries, (subject to normal year-end audit adjustments), and in each case setting forth in comparative form the figures for such periods as shown on the budgets of such Person for such year; and

                 (d) as soon as available, but in any event not later than 45 days after the end of each month, a copy of the unaudited consolidated balance sheet of HCC and its consolidated Subsidiaries, as at the end of such month, and the related unaudited consolidated statements of income and retained earnings and of cash flows for such month, in each case setting forth in comparative form the figures for the corresponding period of the previous year and the figures for such period as shown on the budgets of such Person for such year;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                 7.2  Certificates; Other Information.  Furnish to each Bank:

                 (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                 (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(c), a certificate of a Responsible Officer stating that, to the best of such Officer's knowledge, HCC during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement, in the Notes and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

                 (c) not later than 45 days following the end of each fiscal year of HCC, a copy of the projections by HCC of the operating budget and cash flow budget of HCC and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of reasonable assumptions and that such Officer has no reason to believe they are incorrect or misleading in any material respect;

                 (d) (i) within five days after the same are sent, copies of all financial statements and reports which HCC, if at such time any class of such Person's securities are held by the public, sends to its stockholders generally, or, if otherwise, such financial statements and reports as are made generally available to the public, and (ii) within five days after the same are filed, copies of all financial statements and reports which HCC may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

                 (e) concurrently with the delivery of the financial statements referred to in subsections 7.1(b) and (c), a management summary describing and analyzing the performance of HCC and its Subsidiaries during the periods covered by such financial statements;

                 (f) as soon as available, but no later than 45 days after the end of each calendar quarter, an inventory listing, certified by a Responsible Officer of HCC, setting forth the unit numbers, replacement costs, current rental rates, horsepower, types of engine and types of cylinders for all natural gas compressors owned by HCC and its consolidated Subsidiaries as of the end of such quarter, and such other similar information with respect to such compressors as the Agent may reasonably request;

                 (g) within 45 days after the end of each quarter in each fiscal year of HCC, a certificate of the principal financial officer of HCC showing in detail the computations necessary to calculate the Applicable Margin (an "Applicable Margin Certificate"); and

                 (h) promptly, such additional financial and other information as any Bank may from time to time reasonably request.

                 7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of HCC or any Subsidiary of HCC, as the case may be.

                 7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 7.5 Maintenance of Property; Insurance; Condemnation. (a) Keep all property of HCC and its Subsidiaries useful and necessary in their respective businesses in good working order and condition ordinary wear and tear and immaterial impairments of value excepted.

                 (b) Maintain with financially sound and reputable insurance companies insurance on all property of HCC and its Subsidiaries in at least such amounts and against at least such risks (but including in any event public liability, product liability, property damage, and business interruption) as are usually insured against in the same general geographic area by companies engaged in the same or a similar business provided that HCC and its Subsidiaries may self-insure up to $1,000,000 in risks, exclusive of policy deductibles, in accordance with any self insurance plan reasonably acceptable to the Agent, and furnish to the Agent, upon written request, full information as to the insurance and self-insurance carried.

                 (c) Cause all (i) business interruption insurance and property insurance to have loss payable clauses endorsed in favor of and made payable to the Collateral Trustee as its interests may appear, (ii) liability insurance to name the Collateral Trustee, the Agent, and the Banks as additional insured, (iii) insurance to have a breach of warranty clause in favor of the Collateral Trustee, the Agent, and the Banks, (iv) insurance to provide that no cancellation, material reduction in amount, or material change in coverage shall be effective until at least 30 days after receipt by the Collateral Trustee and the Agent of written notice thereof.

                 (d) Assign and pay to the Collateral Trustee all proceeds of business interruption, casualty, or condemnation, including business interruption insurance, property insurance, condemnation awards, proceeds from actions, and any other proceeds, to be held and applied in accordance with the Collateral Trust Agreement. With respect to the proceeds of any business interruption, casualty, or condemnation received by the Collateral Trustee during any fiscal year of HCC in aggregate amounts equal to or less than $5,000,000, the Agent shall instruct the Collateral Trustee to disburse the proceeds to HCC or the other applicable Credit Parties (unless an Event of Default exists as provided below). With respect to the proceeds of any business interruption, casualty, or condemnation received by the Collateral Trustee during any fiscal year of HCC in aggregate amounts exceeding $5,000,000, the Agent shall instruct the Collateral Trustee to apply the proceeds in excess of $5,000,000 against the Secured Obligations in accordance with the Collateral Trust Agreement. If at any time an Event of Default exists, the Majority Banks may instruct the Agent to direct the Collateral Trustee to apply any business interruption, casualty, or condemnation proceeds held by the Collateral Trustee as collateral against the Secured Obligations in accordance with the Collateral Trust Agreement.

                 7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of HCC and Subsidiaries of HCC with officers and employees of HCC and Subsidiaries of HCC and with its independent certified public accountants; provided, however, that no such visit, inspection or examination or discussion shall unreasonably disrupt normal operations of HCC or any of its Subsidiaries and any such representatives of the Agent and the Banks shall be accompanied by a Responsible Officer of HCC. No failure to comply with any request for the exercise of rights hereunder shall be cause for any Event of Default unless such request is submitted in writing to HCC with reference to this Section 7.6.

                 7.7 Notices. Promptly give notice to the Agent and each Bank of:

                 (a) the occurrence of any Default or Event of Default of which HCC has actual knowledge;

                 (b) any (i) default or event of default by HCC or any of its Subsidiaries under or with respect to any of their respective Contractual Obligations in any respect which, if not cured, would reasonably be expected to have a Material Adverse Effect, or to HCC's knowledge any default or event of default by any third party under or with respect to any Contractual Obligation of said third party with HCC or any of its Subsidiaries in a respect which, if not cured, would reasonably be expected to have a Material Adverse Effect (ii) litigation, investigation or proceeding of which HCC has actual knowledge which may exist at any time between HCC or any Subsidiary of HCC and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

                 (c) any litigation or proceeding affecting HCC or any Subsidiary of HCC of which HCC has actual knowledge in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought and which if adversely determined would reasonably be expected to have a Material Adverse Effect;

                 (d) the following events, as soon as possible and in any event within 30 days after HCC knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or HCC, any Commonly Controlled Entity with respect to the termination of any Single Employer Plan; and

                 (e) a development or event which has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action HCC proposes to take with respect thereto.

                 7.8  Environmental Laws.

                 (a) Comply in all material respects with, and insure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply in all material respects with and maintain, and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, and upon discovery of any non-compliance or suspected non-compliance, undertake all reasonable efforts to attain full compliance;

                 (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the failure to so conduct, complete or take such actions, or to comply with such orders and directives, would not in the aggregate reasonably be expected to have a Material Adverse Effect; and

                 (c) Defend, indemnify and hold harmless the Agent, the Banks and the Collateral Trustee, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by HCC or any Subsidiary of HCC, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

                 (d) Promptly (and in any case within four months) after the Closing Date, complete the development of a program to identify and promote substantial compliance with and to minimize prudently any liabilities or potential liabilities under any Environmental Law that may affect HCC or any of its Qualified Subsidiaries (the "Environmental Program"). The Environmental Program shall be developed by or with the assistance of a reputable independent environmental consulting firm reasonably acceptable to the Agent (an "Environmental Consultant"). A reasonably detailed written description of the Environmental Program shall be provided to the Agent prior to finalization thereof, after which, upon the Agent's reasonable request, HCC and the Environmental Consultant involved shall confer with the Agent or any authorized representative thereof concerning questions the Agent or such authorized representative may have about the Environmental Program. After finalization of the Environmental Program, all reasonable efforts shall be undertaken to implement it. Within three months of each anniversary of the Closing Date until all other obligations under this Agreement are discharged, HCC shall submit to the Agent a written report, prepared at HCC's expense by HCC's Environmental Consultant, summarizing such Environmental Consultant's findings regarding: (i) HCC's implementation of the Environment Program; and (ii) the adequacy of the Environmental Program, if implemented according to its terms (the "Annual Environmental Report"). Such findings shall be based on such investigation after the applicable anniversary of the Closing Date as the Environmental Consultant, in its professional judgment, deems necessary to form a reasonable basis for its findings.

                 (e) Prior to acquiring any ownership interest in real property, any leasehold interest or other interest in any real property (other than real property that shall be, and to the knowledge of HCC and its Qualified Subsidiaries after inquiry, has been, used only for agricultural, residential, or office purposes) that would be reasonably expected to give rise to HCC or any of its Qualified Subsidiaries being found to be an operator subject to liability under any Environmental Law: (i) obtain a written report by an Environmental Consultant of the Environmental Consultant's assessment of the presence or potential presence of significant levels of any hazardous substances on, under, in, or about the property, or of other conditions that would be reasonably expected to give rise to significant liability under or violations of Environmental Law at the property and which would reasonably be expected to have a Material Adverse Effect; and (ii) provide the Agent with a copy of such report.

                 7.9 Pledge of After Acquired Property. If at any time following the Closing Date HCC or any of its Subsidiaries shall acquire at any time property of any nature whatsoever which is intended by the terms of the applicable Security Document to be but is not subject to the Lien created by the Security Documents, as soon as possible and in no event later than 30 days after the relevant acquisition date and, to the extent permitted by applicable law, grant to the Collateral Trustee, for the ratable benefit of the holders of the Secured Obligations, a first priority Lien on such property pursuant to documentation in form and substance reasonably satisfactory to the Collateral Trustee. HCC or such Subsidiary, as the case may be, at its own expense, shall execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument (including legal opinions, title insurance, consents and corporate documents) and take all such actions reasonably deemed by the Collateral Trustee to be necessary or desirable to ensure the creation, priority and perfection of such Lien. HCC shall cause each new Qualified Subsidiary of HCC or any Subsidiary thereof created or acquired after the date hereof, immediately upon such creation or acquisition, to execute a Security Agreement and a Guarantee, substantially in the forms of the MEI Security Agreement and the MEI Guarantee, respectively, and HCC shall execute and deliver a Supplement to the HCC Pledge Agreement with respect to both new Qualified and Unqualified Subsidiaries (if such Subsidiary is a corporation) or shall execute and deliver a Partnership Interest Pledge Agreement in form and substance reasonably satisfactory to the Collateral Trustee (if such Subsidiary is a partnership), or shall cause the Subsidiary of HCC which holds the Capital Stock of such new Subsidiary to execute and deliver a Pledge Agreement, in form and substance reasonably satisfactory to the Collateral Trustee or a Partnership Interest Pledge Agreement, in form and substance reasonably satisfactory to the Collateral Trustee, as appropriate, with respect to such Capital Stock in each case providing for the pledge of 100% (or 66% in the case of Unqualified Subsidiaries) of the issued and outstanding Capital Stock of such new Subsidiary owned by HCC or any of its Subsidiaries to the Collateral Trustee for the benefit of the holders of the Secured Obligations, and, if such new Subsidiary is a corporation, HCC or the Subsidiary which holds the Capital Stock of such Subsidiary shall deliver to the Collateral Trustee the stock certificates evidencing such Capital Stock together with undated stock powers for each such certificate, duly executed in blank.

                 7.10 Marketing Merger or Dissolution. As soon as practicable following the Closing Date but in any event no later than 180 days following the Closing Date, cause Marketing to be (i) merged with and into HCC, with HCC being the surviving corporation, or (ii) dissolved.


                         SECTION 8.  NEGATIVE COVENANTS

                 HCC hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Bank or the Agent hereunder, HCC shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                 8.1 Financial Condition Covenants. (a) Maintenance of Consolidated Indebtedness to Consolidated Capitalization. Permit the ratio (expressed as a percentage) of Consolidated

Indebtedness to Consolidated Capitalization of HCC and its Subsidiaries as at the end of any of HCC's fiscal quarters to be greater than 65%.

                 (b) Consolidated EBITDA to Consolidated Fixed Charges. Permit the ratio of Consolidated EBITDA to Consolidated Fixed Charges of HCC and its Subsidiaries for the four consecutive fiscal quarters of HCC most recently ended to be less than 1.5 to 1.0.

                 (c) Current Ratio. Permit the Current Ratio of HCC and its Subsidiaries at the end of any of HCC's fiscal quarters to be less than 1.0 to 1.0.

                 8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                 (a) Indebtedness in respect of the Loans, the Notes and other obligations of the Credit Parties under this Agreement and the other Loan Documents;

                 (b) Indebtedness of HCC to any of its Subsidiaries (other than the Real Estate Subsidiary) and of any such Subsidiary which is a Credit Party to HCC or any other Subsidiary of HCC (other than the Real Estate Subsidiary);

                 (c) Indebtedness outstanding on the Closing Date and listed on Schedule X and all extensions, renewals, replacements, refinancings and modifications thereof permitted hereunder;

                 (d) non-recourse Indebtedness of HCC or any of its Subsidiaries (other than the Real Estate Subsidiary) in an aggregate amount not to exceed $2,000,000;

                 (e) Indebtedness in respect of Financing Leases provided that, after giving effect thereto, subsection 8.7 is not contravened;

                 (f) Indebtedness in respect of Subordinated Debt, the terms and conditions of which have been approved in writing by the Required Banks and all extensions, renewals, replacements, refinancings and modifications thereof permitted hereunder;

                 (g) Indebtedness under the JEDI Loan Agreement and all extensions, renewals, replacements, refinancings and modifications thereof permitted hereunder, including refinancings of Indebtedness under the JEDI Loan Agreement by other lenders under other agreements if the net proceeds thereof are used to prepay Indebtedness under the JEDI Loan Agreement;

                 (h) Up to $35,000,000 of outstanding Indebtedness of Unqualified Subsidiaries of HCC; provided that any such Indebtedness is nonrecourse to HCC and the Qualified Subsidiaries; and

                 (i) Indebtedness not contemplated by clauses (a)-(h) above not exceeding $1,500,000 in the aggregate.

                 8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                 (a) Liens created by the Security Documents in favor of the Collateral Trustee for the benefit of the holders of the Secured Obligations;

                 (b) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of HCC or any Subsidiary of HCC, as the case may be, in conformity with GAAP;

                 (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                 (d) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                 (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                 (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of HCC or any of its Subsidiaries;

                 (g)  Liens in existence on the Closing Date listed on
         Schedule XI, securing Indebtedness permitted by subsection 8.2(c), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                 (h) Liens on (1) natural gas compressors and related equipment, and usual accessories and improvements and proceeds thereof, and (2) oil and gas production equipment, in each case, the acquisition of which were financed with the proceeds of the Indebtedness permitted by subsection 8.2(e) or (g) and which secures only such Indebtedness, provided that any such Lien is placed upon such natural gas compressor or related equipment or such oil and gas production equipment at the time of the acquisition of such natural gas compressors or related equipment or such oil and gas production equipment by HCC or any of its Subsidiaries and the Lien extends to no other property, and provided, further, that no such Lien is spread to cover any additional property after the date such Lien attaches and that the amount of Indebtedness secured thereby is not increased;

                 (i) Liens on assets of HCC, MEI, Hanover/Smith, Hanover Acquisition, and the Real Estate Subsidiary listed on Schedule XII, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                 (j) Liens on the assets of Unqualified Subsidiaries of HCC securing Indebtedness of such Unqualified Subsidiaries permitted under
         Section 8.2(h);

                 (k) Liens securing Derivatives entered into by HCC and its Subsidiaries which are permitted hereunder; and

                 (l) Liens not otherwise permitted in clauses (a)-(k) above securing Indebtedness not exceeding $1,500,000 in the aggregate.

                 8.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

                 (a)  the Guarantees;

                 (b) the guarantees of the obligations of HCC under the JEDI Loan Agreement;

                 (c) the Guaranty Agreement, dated November 22, 1993, between HCC and First Interstate, as successor in interest to Transfield Corporation, as amended (the "Guaranty Agreement");

                 (d) the Specific Guaranty, dated June 23, 1993, between HCC and First Interstate, as successor in interest to Transfield Corporation, as amended (the "Specific Guaranty"); and

                 (e) Up to $5 million in the aggregate of Guarantee Obligations of HCC or any of its Subsidiaries in connection with indebtedness incurred by customers of HCC or any of its Subsidiaries; provided, that the proceeds of any such indebtedness shall be used by such customers to purchase natural gas compressors or oil and gas production equipment from HCC or any of its Subsidiaries.

                 8.5 Limitations on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

                 (a) any Qualified Subsidiary (other than the Real Estate Subsidiary) may be merged or consolidated with or into HCC or any other Qualified Subsidiary (other than the Real Estate Subsidiary); provided, that HCC or such Qualified Subsidiary shall be the continuing or surviving corporation;

                 (b) HCC or any Qualified Subsidiary (other than the Real Estate Subsidiary) may be merged or consolidated with any other Person organized under a jurisdiction of the United States with assets held primarily in the United States; provided, that HCC or such Qualified Subsidiary shall be the continuing or surviving corporation; the Agent is provided with written notice, and after giving effect thereto no Default or Event of Default would exist or reasonably be expected to be caused thereby;

                 (c) any Qualified Subsidiary (other than the Real Estate Subsidiary) may sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to HCC or any Qualified Subsidiary; and

                 (d) any Unqualified Subsidiary may be merged or consolidated with or into any other Person and/or may sell, lease, assign, transfer or otherwise dispose of any of its assets (upon voluntary liquidation or otherwise) to any other Person.

                 8.6 Limitation on Sale or Lease of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

                 (a) obsolete or worn out property disposed of in the ordinary course of business, provided that the aggregate value of obsolete or worn out natural gas compressors and oil and gas production equipment disposed of in the ordinary course of business does not exceed $2,000,000 during any fiscal year of HCC;

                 (b) the sale of inventory in the ordinary course of business, provided that if such inventory is comprised of natural gas compressors or oil and gas production equipment, such natural gas compressors or oil and gas production equipment were fabricated by HCC or any of its Subsidiaries for sale to third parties and were never part of the natural gas compressors or oil and gas production equipment leased or held for lease by HCC or any of its Subsidiaries;

                 (c) the lease by HCC or any of its Subsidiaries (other than the Real Estate Subsidiary) as lessor of natural gas compressors and oil and gas production equipment in the ordinary course of business under operating leases (which do not constitute Financing Leases) which are in one of the forms (with appropriate insertions as to date, amounts, parties, and designation of leased equipment) attached hereto as part of Schedule VII, provided that any such form may be modified with the prior written consent of the Agent and the Required Banks which consent shall not be unreasonably withheld;

                 (d) the sale or discount without recourse of defaulted accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

                 (e)  as permitted by subsection 8.5;

                 (f) the sale of natural gas compressors and oil and gas production equipment, other than disposals and sales covered by clauses (a) and (b) above, the proceeds of which in excess of $5,000,000 during any fiscal year of HCC are paid to the Collateral Trustee to be held and applied as cash collateral for the benefit of the holders of the Secured Obligations in accordance with the terms of the Collateral Trust Agreement (with respect to any proceeds of the sale of natural gas compressors and oil and gas production equipment held as collateral by the Collateral Trustee, unless an Event of Default exists, the Agent shall instruct the Collateral Trustee to disburse the proceeds to HCC if the proceeds are reinvested in natural gas compressors or oil and gas production equipment to be owned by HCC or its Qualified Subsidiaries within nine months after the sale of the assets which produced such proceeds; if such reinvestment is not made, the Agent shall instruct the Collateral Trustee to apply the proceeds against the Secured Obligations in accordance with the Collateral Trust Agreement; and if at any time an Event of Default exists, the Majority Banks may instruct the Agent to direct the Collateral Trustee to apply all proceeds from the sale of natural gas compressors and oil and gas production equipment against the Secured Obligations in accordance with the Collateral Trust Agreement); and

                 (g) the lease by the Real Estate Subsidiary as lessor of real estate properties to HCC or any Qualified Subsidiary of HCC for use by HCC or such Qualified Subsidiary as the site of its offices and facilities.

                 8.7 Limitation on Leases. Permit Consolidated Lease Expense for any fiscal year of HCC to exceed $1,100,000.

                 8.8 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of such Person) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of such Person or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of HCC or any Subsidiary of HCC, except that if no Default or Event of Default exists or would reasonably be expected to be caused thereby (i) Subsidiaries of HCC may declare and pay dividends to HCC and other shareholders of such Subsidiaries,
(ii) HCC may repurchase shares of HCC common stock from its employees and former employees so long as the aggregate amount of all such repurchases since the date of this Agreement does not exceed $2,500,000, and (iii) HCC may declare or pay dividends on and make mandatory stock repurchases (pursuant to the terms of the applicable certificate of designation) of its 6.5% Cumulative Redeemable Series A Preferred Stock and its 6.5% Cumulative Redeemable Convertible Series B Preferred Stock.

                 8.9 Limitation on Derivatives. Enter into or assume any obligations with respect to any Derivatives except for Derivatives used by HCC or any of its Subsidiaries in reducing the interest rate risk exposure of HCC and its Subsidiaries which have been provided by a holder of Secured Obligations under this Agreement or under the JEDI Loan Agreement; provided, that the aggregate notional amounts of such Derivatives shall not exceed the aggregate amount of loans outstanding hereunder and under the JEDI Loan Agreement.

                 8.10 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (all of the foregoing being herein collectively referred to as "Investments"), any Person, except:

                 (a) extensions of trade credit in the ordinary course of business;

                 (b)  Investments in Cash Equivalents;

                 (c) loans and advances to employees of such Person or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for HCC and its Subsidiaries not to exceed $250,000 at any one time outstanding;

                 (d) Investments by HCC in its Subsidiaries which are or become Credit Parties and investments by such Subsidiaries which are or become Credit Parties in HCC and in other Subsidiaries of HCC which are or become Credit Parties;

                 (e) Investments by HCC in the Real Estate Subsidiary in an aggregate amount not to exceed $35,000 per month for the sole purpose of making repayments on Indebtedness permitted by subsection 8.2(d) plus amounts necessary to maintain and operate the real property and improvements thereon owned by the Real Estate Subsidiary;

                 (f) Investments in Subsidiaries of HCC which are organized in a jurisdiction outside of the United States so long as
         (i) on or before December 31, 1996, the aggregate Investments in such foreign Subsidiaries does not exceed 20% of the Consolidated Net Worth of HCC as of the end of the most recently ended month and the aggregate Investment in any one country other than the United States does not exceed 15% of the Consolidated Net Worth of HCC as of the end of the most recently ended month and (ii) after December 31, 1996, the aggregate Investments in such foreign Subsidiaries does not exceed 20% of the Consolidated Net Worth of HCC as of the end of the most recently ended month and the aggregate Investment in any one country other than the United States does not exceed 10% of the Consolidated Net Worth of HCC as of the end of the most recently ended month;

                 (g) Investments by HCC or its Subsidiaries in assets of a Person (whether or not constituting a business unit of such Person) which do not exceed an aggregate of $1,500,000 in any fiscal year; and

                 (h) Loans to employees, officers and directors of HCC and its Subsidiaries to acquire shares of capital stock of HCC not to exceed $5,000,000 with respect to such loans made on or prior to the date hereof and not to exceed an additional $3,000,000 with respect to such loans made after the date hereof.

                 8.11 Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment in excess of $5 million during any calendar year (other than prepayments covered by the proviso below) on or redemption of any Indebtedness (other than Indebtedness pursuant to this Agreement and as provided for in the proviso below) or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon, or any amendment or waiver which would render the terms of such Indebtedness less restrictive or as provided for in the proviso below), including, in the case of the JEDI Loan Agreement, any increase to the rate of interest, the tenor of loans thereunder, the aggregate amount of Commitments (as defined in the JEDI Loan Agreement) thereunder, or any additional negative covenants thereto that would materially prejudice the rights of the Agent or the Banks hereunder; provided, however, that HCC may make required prepayments of Indebtedness under the JEDI Loan Agreement, any prepayments of Indebtedness under the JEDI Loan Agreement during the period while such Indebtedness may be prepaid and reborrowed thereunder, and any prepayments of Indebtedness under the JEDI Loan Agreement in connection with refinancings thereof.

                 8.12 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of HCC's or such Subsidiary's business and is upon fair and reasonable terms no less favorable to HCC or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate, except for transactions of a type set forth on Schedule XIII.

                 8.13 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by HCC or any of the Subsidiaries of HCC of real or personal property which has been or is to be sold or transferred by HCC or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of HCC or such Subsidiary, except that HCC and its Subsidiaries may enter into Financing Leases as lessee for natural gas compressors if after giving effect thereto subsection 8.2 is not contravened.

                 8.14 Corporate Documents. Amend its Certificate of Incorporation in any way adverse to the interests of the Agent and the Banks.

                 8.15 Fiscal Year. Permit the fiscal year of HCC to end on a day other than December 31.

                 8.16 Limitation on Negative Pledge Clauses. Enter into any agreement, other than Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), the JEDI Loan Agreement, the Guaranty Agreement and the Specific Guaranty, with any Person other than the Banks pursuant hereto which prohibits or limits the ability of HCC or any of the Subsidiaries of HCC (other than the Real Estate Subsidiary) to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

                 8.17  Nature of Business.  Engage in any business other than
(a) the leasing and maintenance of natural gas compressor units, (b) the design, engineering and fabrication of natural gas compressor units, (c) the design, engineering and fabrication of oil and gas production equipment, (d) the provision of contract compression and related services and (e) any activities related thereto which are consistent with past practice and conducted in the ordinary course of business.

                 8.18 Unqualified Subsidiaries. Permit any Unqualified Subsidiary to directly or indirectly own any assets (other than cash or Cash Equivalents located in bank accounts at Chemical Bank) which are located in the United States of America or any territory thereof.


                         SECTION 9.  EVENTS OF DEFAULT

                 If any of the following events shall occur and be continuing:

                 (a) HCC shall fail to pay any principal of any Note or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or HCC shall fail to pay any interest on any Note, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

                 (b) Any representation or warranty made or deemed made by any Credit Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                 (c) HCC shall default in the observance or performance of any agreement contained in Section 8 of this Agreement, or any Credit Party shall default in the observance or performance of any agreement contained in Section 5 of the Security Agreements or Section 5 of the Pledge Agreements; or

                 (d) HCC shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section 9), or any Credit Party shall default in the observance of performance of any other agreement contained in the Security Agreements or the Pledge Agreements (other than as provided in paragraphs (b) and (c) of this Section 8) and such default shall continue unremedied for a period of 30 days; or

                 (e) Any Security Document shall, at any time, cease to be in full force and effect (unless released by the Collateral Trustee) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Credit Party, or any of the Liens intended to be created by any Security Document shall cease to be or shall not be a valid and perfected Lien having the priority contemplated thereby or any Guarantee or the subordination provisions under the Subordinated Loan Agreement shall cease for any reason to be in full force and effect or any Credit Party thereto shall so assert in writing; or

                 (f) HCC or any of the Subsidiaries of HCC shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Notes) or in the payment of any Guarantee Obligation, in excess of $2,500,000 in the aggregate, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

                 (g) (i) HCC or any of the Subsidiaries of HCC shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any of HCC or any of the Subsidiaries of HCC shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of HCC or any of the Subsidiaries of HCC any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any of HCC or any of the Subsidiaries of HCC any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of HCC or any of the Subsidiaries of HCC shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
         (iii) above; or (v) any of HCC or any of the Subsidiaries of HCC shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                 (h)  (i) Any Person shall engage in any non-exempt
         "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any lien shall arise on the assets of HCC or any Commonly Controlled Entity in favor of PBGC or a Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) HCC or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses
         (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject HCC or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of HCC and its Subsidiaries taken as a whole; or

                 (i) One or more judgments or decrees shall be entered against HCC or any of the Subsidiaries of HCC involving in the aggregate a liability (not paid or fully covered by insurance) of $2,500,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

                 (j) If at any time, HCC or any of the Subsidiaries of HCC shall become liable for remediation and/or environmental compliance expenses and/or fines, penalties or other charges which, in the aggregate, are in excess of $2,500,000;

                 (k) If at any time GKH Investments, L.P. and GKH Private Limited (collectively, "GKH Entities") in the aggregate shall own less than 30% of the issued and outstanding common stock of HCC;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to HCC automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice to HCC declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice of default to HCC declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, HCC shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. HCC hereby grants to the Agent, for the benefit of the Issuing Bank and the L/C Participants, and, as set forth below, for the benefit of the holders of the Secured Obligations under the Collateral Trust Agreement, a security interest in such cash collateral to secure all obligations of HCC under this Agreement and the other Loan Documents and to secure all Secured Obligations under the Collateral Trust Agreement. Amounts held in such cash collateral account shall be applied by the Agent first to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be turned over to the Collateral Trustee for application in accordance with the Collateral Trust Agreement. HCC shall execute and deliver to the Agent, for the account of the Issuing Bank and the L/C Participants and for the account of the holders of the Secured Obligations under the Collateral Trust Agreement, such further documents and instruments as the Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                             SECTION 10.  THE AGENT

                 10.1 Appointment. Each Bank hereby irrevocably designates and appoints Chemical as the Agent of such Bank under this Agreement and the other Loan Documents, and each such Bank irrevocably authorizes Chemical, as the Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as
are reasonably incidental thereto.   Notwithstanding any provision to the
contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

                 10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                 10.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party.

                 10.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Credit Party), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

                 10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or HCC referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

                 10.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Credit Party shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of HCC and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of HCC and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                 10.7 Indemnification. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by HCC, or the other Credit Parties and without limiting the obligation of HCC, and each other Credit Party to do so), ratably according to the respective amounts of their original Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

                 10.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from, hold equity securities of, and generally engage in any kind of business with any Credit Party as though the Agent were not the Agent hereunder and under the other Loan Documents.
With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

                 10.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Banks. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall be approved by HCC whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation as Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                           SECTION 11.  MISCELLANEOUS

                 11.1 Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Required Banks, the Agent, HCC and any other Credit Party thereto, may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes and the other Loan Documents for the purpose of adding any provisions to this Agreement or the Notes or the other Loan Documents or changing in any manner the rights of the Banks or of the Credit Parties party thereto hereunder or thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the maturity of any Note or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to any Bank hereunder, or change the amount of any Bank's Commitments, in each case without the consent of the Bank affected thereby, or (b) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Banks or Majority Banks, or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement and the other Loan Documents or release any of the Collateral, in each case without the written consent of all the Banks (except as contemplated by this Agreement or the Security Documents), or (c) amend, modify or waive any provision of Section 10 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon each of the Credit Parties, the Banks, the Agent and all future holders of the Notes. In the case of any waiver, each of the Credit Parties, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                 11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of HCC and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

         HCC:                              Hanover Compressor Company
                                           12001 North Houston-Rosslyn
                                           Houston, Texas  77086
                                           Attention:  Chief Financial Officer
                                           Telecopy:  (713) 447-8781

         The Agent:                        Chemical Bank
                                           270 Park Avenue
                                           New York, New York  10017
                                           Attention:  James Ramage
                                           Telecopy:  (212) 270-2625

         with a copy to:                   Chemical Securities Inc.
                                           270 Park Avenue
                                           New York, New York  10017
                                           Attention:  Douglas Petno
                                           Telex:  232 337
                                           Telecopy: (212) 270-4892

provided that any notice, request or demand to or upon the Agent or the Banks pursuant to subsection 2.4, 3.3, 3.4, 3.5 or 3.9 shall not be effective until received. A copy of any notice, request or demand to or upon any Credit Party pursuant to this Agreement or any other Loan Document shall also be delivered to Neal, Gerber & Eisenberg, Two North LaSalle Street, Suite 2200, Chicago, Illinois 60602, attention: Rick Meller, Esq. (telecopy: (312) 269-1747).

                 11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

                 11.5 Payment of Expenses and Taxes. HCC agrees (a) to pay or reimburse the Agent/Collateral Trustee for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes, the Collateral Trust Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent/Collateral Trustee, (b) to pay or reimburse each Bank and the Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agent and to the several Banks, and (c) to pay, indemnify, and hold each Bank and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Bank, the Agent and the Collateral Trustee and their respective directors, officers, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents and any such other documents or the use or the proposed use of proceeds thereof (all the foregoing, collectively, the "indemnified liabilities"), provided, that HCC shall not have any obligation hereunder to the Agent or any Bank with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Agent, the Collateral Trustee or any such Bank, (ii) legal proceedings commenced against the Agent, the Collateral Trustee or any such Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, or (iii) legal proceedings commenced against the Agent, the Collateral Trustee or any such Bank by any other Bank or by any Transferee (as defined in subsection 11.6). The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder and under the other Loan Documents.

                 11.6  Successors and Assigns; Participations; Purchasing
Banks.

                 (a) This Agreement shall be binding upon and inure to the benefit of HCC, the Banks, the Agent, all future holders of the Notes and their respective successors and assigns, except that HCC may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

                 (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder and under the other Loan Documents, provided that each such sale shall be of Loans and Commitments in an aggregate amount of at least $5,000,000, and provided, further, that no Bank may so sell its Commitments so that less than $10,000,000 of such Commitments are held by such Bank without participating interests therein, unless such Bank (excluding Chemical) so sells 100% of its Commitments. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Credit Parties and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents. HCC agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Banks the proceeds thereof as provided in subsection 11.7. HCC also agrees that each Participant shall be entitled to the benefits of subsections 3.9, 3.11, 3.12 and 11.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

                 (c) Any Bank, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time may sell to any Bank or any Affiliate thereof and, with the consent of HCC and the Agent (which in each case shall not be unreasonably withheld), to one or more additional banks or financial institutions ("Purchasing Banks") all or any part of the assigning Bank's rights and obligations under this Agreement, the Notes and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit P, executed by such Purchasing Bank, such assigning Bank (and, in the case of a Purchasing Bank that is not then a Bank or an Affiliate thereof, by HCC and the Agent) and delivered to the Agent for its acceptance and recording in the Register, provided that each such sale shall be of Loans and Commitments of an aggregate amount of at least $5,000,000 and provided, further, that no Bank party to this Agreement on the date hereof may so sell any of its initial Commitments hereunder such that such Bank holds directly less than $10,000,000 of such Commitments unless such Bank (excluding Chemical) so sells 100% of its Commitments. Such Assignment and Acceptance shall specify an Effective Date which is not less than five Business Days after the date of execution thereof. Upon such execution, delivery, acceptance and recording, from and after the Effective Date determined pursuant to such Assignment and Acceptance,
         (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and (y) the assigning Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such assigning Bank shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such assigning Bank under this Agreement and the Notes. On or prior to the Effective Date determined pursuant to such Assignment and Acceptance, HCC, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such Purchasing Bank in amounts equal to the Commitment assumed by it pursuant to such Assignment and

         Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note or Notes to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby. The Note or Notes surrendered by the assigning Bank shall be returned by the Agent to HCC marked "canceled".

                 (d) The Agent shall maintain at its address referred to in subsection 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and HCC, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by HCC or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Upon its receipt of an Assignment and Acceptance executed by a transferor Bank and Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by HCC and the Agent) together with payment to the Agent of a registration and processing fee of $2,500, the Agent shall (i) promptly accept such Assignment and Acceptance (ii) on the Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and HCC.

                 (f) HCC authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning any Credit Party and its affiliates which has been delivered to such Bank by or on behalf of HCC pursuant to this Agreement or which has been delivered to such Bank by or on behalf of HCC in connection with such Bank's credit evaluation of the Credit Parties and their affiliates prior to becoming a party to this Agreement.

                 (g) If, pursuant to this subsection, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and HCC) that under applicable law and treaties no taxes will be required to be withheld by the Agent, HCC or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and HCC) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Bank, the Agent and HCC) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and HCC) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S.
         laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

                 (h) Nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

                 11.7  Adjustments; Set-off.

                 (a) If any Bank (a "benefitted Bank") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank's Loans, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Loans or the Reimbursement Obligations owing to it, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. HCC agrees that each Bank so purchasing a portion of another Bank's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

                 (b) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to HCC, any such notice being expressly waived by HCC to the extent permitted by applicable law, upon any amount becoming due and payable by HCC hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank to or for the credit or the account of HCC. Each Bank agrees promptly to notify HCC, the Agent and the Collateral Trustee after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                 11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with HCC and the Agent.

                 11.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 11.10 Integration. This Agreement represents the agreement of HCC, the Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents and the fee letter referred to in subsection 3.2.

                 11.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                 11.12 Submission To Jurisdiction; Waivers. HCC hereby irrevocably and unconditionally:

                 (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                 (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                 (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in subsection 11.2 or at such other address of which the Agent shall have been notified pursuant thereto;

                 (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                 (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                 11.13  Acknowledgements.  HCC hereby acknowledges that:

                 (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes and the other Loan Documents;

                 (b) neither the Agent nor any Bank has any fiduciary relationship to any Credit Party, and the relationship between Agent and Banks, on one hand, and HCC, on the other hand, is solely that of debtor and creditor; and

                 (c) no joint venture exists among the Banks or among any Credit Party and the Banks.

                 11.14 WAIVERS OF JURY TRIAL. EACH OF HCC, THE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 11.15 Usury. It is expressly stipulated and agreed to be the intent of HCC, the Agent and the Banks at all times to comply with the applicable law governing the maximum rate or amount of interest payable on or in connection with the Notes and the Loans. If the applicable law is ever judicially interpreted so as to render usurious any amount or compensation called for under this Agreement or any of the Notes or any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to any of the Loans, or if acceleration of the maturity of any of the Notes, any prepayment by HCC, or any other circumstance whatsoever, results in the Banks, or any of them, having been paid any interest in excess of that permitted by applicable law, then it is the express intent of HCC, the Agent and the Banks that all excess amounts theretofore collected by the Banks be credited on the principal balances of the Notes (or, if the Notes have been or would thereby be paid in full, refunded to HCC), and the provisions of such Note or Notes and the other applicable Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate the maturity of any or all of the Notes does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Banks do not intend to collect any unearned interest in the event of acceleration. All sums or other compensation paid or agreed to be paid to the Banks for the use, forbearance or detention of the indebtedness evidenced hereby or by the Notes shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread with respect to all of the Notes throughout the full term of such indebtedness until payment in full of all such indebtedness so that the rate or amount of interest on account of such indebtedness under all of the Notes does not exceed the Maximum Lawful Rate or maximum amount of interest permitted under applicable law. The term "Maximum Lawful Rate" as used herein as to any Bank means the maximum non-usurious rate of interest which may be lawfully contracted for, charged, taken, reserved, or received by such Bank from HCC in connection with the Loans evidenced hereby under applicable law. The provisions of this Section 12.15 shall control all agreements between HCC and the Banks.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.



                                     HANOVER COMPRESSOR COMPANY


                                     By
                                       ---------------------------------
                                       Name:
                                       Title:


                                     CHEMICAL BANK,
                                       as Agent and as a Bank


                                     By
                                       ---------------------------------
                                       Name:
                                       Title:


                                     FIRST INTERSTATE BANK OF TEXAS, N.A.,


                                     By
                                       ---------------------------------
                                       Name:
                                       Title:


                                     THE BANK OF NOVA SCOTIA


                                     By
                                       ---------------------------------
                                       Name:
                                       Title:

                                     CREDIT LYONNAIS NEW YORK BRANCH


                                     By
                                       ---------------------------------
                                       Name:
                                       Title:


                                     CREDIT LYONNAIS CAYMAN ISLAND BRANCH


                                     By
                                       ---------------------------------
                                       Name:
                                       Title:

Acknowledged and agreed to
  as of the date hereof:


MAINTECH ENTERPRISES, INC.


By
  -------------------------------
  Name:
  Title:


HANOVER/SMITH, INC.


By
  -------------------------------
  Name:
  Title:


HANOVER ACQUISITION CORP.


By
  -------------------------------
  Name:
  Title:


HANOVER LAND COMPANY


By
  -------------------------------
  Name:
  Title:

                           HANOVER COMPRESSOR COMPANY
       SECOND AMENDED AND RESTATED CREDIT AGREEMENT DISCLOSURE SCHEDULES

GENERAL COMMENTS WITH RESPECT TO HCC DISCLOSURE SCHEDULE:

         While HCC has endeavored to identify under each Schedule and (by way of enumeration or cross reference) the particular items relevant thereto, items listed under one Schedule may be relevant to another Schedule. Accordingly, items listed under each Schedule are hereby incorporated by reference in each other Schedule, but only to the extent relevant to such other Schedule.

         Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

                                                                      Schedule I

                             BANKS AND COMMITMENTS

Name and Address                           Commitment
of Bank                                    Percentage               Commitment
----------------                           ----------               ----------

Chemical Bank                                33.33%                 $30,000,000
270 Park Avenue
New York, New York  10017
Attention:  James Ramage
Telecopy:  (212) 270-2625

with a copy to:

Chemical Securities Inc.
270 Park Avenue
New York, New York  10017
Attention:  Douglas Petno
Telex:  232 337
Telecopy: (212) 270-4892

First Interstate Bank                        22.22%                 $20,000,000
  of Texas, N.A.
Post Oak Office
P.O. Box 4401
1300 Post Oak Blvd., 2nd Floor
Houston, Texas  77210-4401
Attention:  Theodore Nowak
Telecopy:  (713) 599-8752

The Bank of Nova Scotia                      22.22%                 $20,000,000
600 Peachtree Street Northeast,
  Suite 2700
Atlanta, Georgia  30308
Attention:  Claude Ashby
Telecopy:  (404) 888-8998

With a copy to:

The Bank of Nova Scotia
1100 Louisiana, Suite 3000
Houston, Texas  77002
Attention:  Mike Nepveux
Telecopy:  (713) 752-2425

Credit Lyonnais                              22.22%                 $20,000,000
1000 Louisiana, Suite 5360
Houston, Texas  77002
Attention:  Dianne Scott
Telecopy:  (713) 751-0307

Total:                                       -----                  -----------

                                               100%                 $90,000,000



SCHEDULE II      FINANCIAL STATEMENTS

         INTENTIONALLY LEFT BLANK.

SCHEDULE III     MATERIAL TRANSACTIONS

1. Effective December 6, 1995, pursuant to that certain Agreement and Plan of Merger, dated as of October 13, 1995 (the "Merger Agreement"), between Astra Resources Compression, Inc., a Texas corporation ("Astra Compression"), and its parent corporation, Astra Resources, Inc., a Kansas corporation ("Astra"), on the one hand, and HCC and its wholly owned subsidiary, Hanover Acquisition Corp., a Texas corporation ("HAC"), on the other hand, HAC merged with and into Astra Compression and HCC thereby acquired all of the issued and outstanding capital stock of Astra Compression (the "Astra Merger").

2. Effective as of October 31, 1995, Combustion Control Corporation ("CCC"), a corporation formerly under common control with HCC, merged with and into HCC pursuant to that certain Agreement and Plan of Merger, dated as of October 31, 1995, by and among HCC, CCC and the former stockholders of CCC, pursuant to which HCC issued to the former stockholders of CCC an aggregate of 338.43 shares of the common stock, $.001 par value (the "Common Stock"), of HCC.

3. Pursuant to that certain Purchase Agreement, dated as of November 1, 1995 (the "Purchase Agreement"), among HCC, Dakota Services, Inc., and Oklahoma corporation ("Dakota"), and Buttonwood Petroleum, Inc., an Oklahoma corporation ("Buttonwood"), HCC purchased from Dakota assets consisting of 27 natural gas compressors and two motor vehicles for an aggregate purchase price of $1,375,000, plus interest on such amount from November 1, 1995 to November 30, 1995 at the rate of 10% per annum. HCC also agreed pursuant to the Purchase Agreement to enter into that certain Gas Compressor Equipment Master Rental and Servicing Agreement, dated as of November 1, 1995, between HCC and Buttonwood.

4. HCC has executed a Letter of Intent dated November 9, 1995 with respect to the purchase by HCC of the combination office/fabrication facility and surrounding four acres of land located in Victoria, Texas, which facility and property are currently leased by HCC.

5. HCC is currently involved in negotiations regarding the possible purchase by HCC of a 5.9 acre tract of land adjacent to the property owned by the Real Estate Subsidiary located at 12001 North Houston Rosslyn in Houston, Texas.

SCHEDULE IV      MATERIAL CHANGES

1. On March 16, 1995, HCC repurchased 156.40 shares of the Common Stock from its former employee, John Rowland at a purchase price equal to $1,100 per share, which shares are currently held by HCC as treasury shares.

2. In connection with the Termination, Release and Independent Contractor Agreement, dated as of June 30, 1995, between HCC and Cullen Spitzer, Mr. Spitzer exercised options to purchase 42 shares of Common Stock, which shares were immediately repurchased by HCC for $1,100 per share and are currently held by HCC as treasury shares.

SCHEDULE V       REQUIRED CONSENTS

1. The consent of First Interstate is required in connection with the Real Estate Note and the Deed of Trust, as well as under the Guaranty Agreement, and under the Specific Guaranty.

2. Landlord's lien waivers are required pursuant to the terms of the Agreement with respect to the following leased properties:

                 302 Commercial Parkway, Broussard, Louisiana 70518

                 8193 Lonetree Road, Victoria, Texas 77905

                 204 Michael Place, Longview, Texas 75603

                 1300 W. Murray, Farmington, New Mexico 87401

                 12001 N. Houston Rosslyn, Houston, Texas 77086

                 Rt. 2 Box 179, Alleyton, Texas 78935

3. A consent to leasehold mortgage is required with respect to the leased property located at Rt. 2 Box 179, Alleyton, Texas 78935.

4. Any and all UCC-1s and UCC-3s to be filed pursuant to and in connection with the Agreement and Security Documents.

5. Resolutions of the Board of Directors of each Credit Party authorizing and approving the transactions contemplated by the Agreement and the Security Documents.

SCHEDULE VI      MATERIAL LITIGATION

The following items are provided solely for information purposes. None of the items in this Schedule VI, nor any aggregation thereof, are reasonably expected to have a Material Adverse Effect, and none is or is intended to be an exception to the representations and warranties in Section 5.6 of the Agreement.

1. HCC is in the process of being audited by the State of Texas with respect to sales tax matters. No audit report has been received to date. In this regard, please see the attached letter dated May 4, 1995 from the Texas Comptroller of Public Accounts to HCC.

2. HCC is presently negotiating an indemnification claim and responsibility for certain clean up costs under the Asset Purchase Agreement pursuant to which HCC sold the Sutton Gas Plant. HCC expects that its liability in connection with such claim will not exceed $110,000.

3. HCC has received notice from Zapata Corporation ("Zapata") that Zapata has reserved its rights under a Confidentiality Agreement among HCC, Zapata and Zapata's subsidiary, Energy Industries ("EI"), dated as of May 23, 1995, regarding the hiring by HCC of certain former employees of EI allegedly through the use of non-public information.

4. Astra Compression (n/k/a HAC) was recently audited by the State of Louisiana for 1992, 1993 and 1994 sales taxes, resulting in a final assessment of $158,792.07, of which $39,642.95 constitutes interest on amounts found to be due. Astra Compression has filed an appeal regarding the audit and is awaiting a final audit report with respect thereto. Astra has agreed to indemnify HCC with respect to any such tax liability.

5.       Astra Compression (n/k/a HAC) received notices of audit from each of
         (i) Parish of Terrebonne, Louisiana, Sales Tax and Use Department, pursuant to a letter dated November 3, 1995, a copy of which is attached to this Schedule VI, and (ii) Jefferson Davis Parish, Louisiana, School Board, Sales Tax and Use Department, pursuant to a letter dated November 1, 1995, a copy of which is attached to this
         Schedule VI. Astra has agreed to indemnify HCC with respect to any such tax liability.

6. See the attached letter from Swantner & Gordon, insurance agent for HCC.

     SCHEDULE VII     FORMS OF COMPRESSOR AND PRODUCTION EQUIPMENT LEASES


See attached forms of compressor and production equipment leases.

SCHEDULE VIII    BURDENSOME RESTRICTIONS

1.       See the Real Estate Note and the Deed of Trust.

2. Letter Agreement, dated November 22, 1993, between First Interstate, the Real Estate Subsidiary and HCC.

3.       Guaranty Agreement.

4.       Specific Guaranty.

5. HCC and its Subsidiaries are subject to certain negative covenants pursuant to Article 5 of the JEDI Loan Agreement.

SCHEDULE IX      ENVIRONMENTAL

The following items are provided solely for informational purposes. None of the items in this Schedule IX, nor any aggregation thereof, are reasonably expected to have a Material Adverse Effect, and none is or is intended to be an exception to the representations and warranties in Section 5.17 of the Agreement.

In addition, with respect to Section 5.17(c) and (e), no matter has been disclosed in writing to the Agent and the Banks that, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect, or that is or is intended to be an exception to those representations and warranties.

5.17(a):

1. Regarding HCC's Oklahoma City facility, the Tank Closure Report, dated February 3, 1992, prepared by Transok, Inc. indicates several small areas with hydrocarbon stains and possible area with elevated levels of metals. In addition, a report regarding the facility prepared on behalf of HCC by GeoMonitoring Services ("Geo") advised that these soils should be removed. HCC is planning an expansion at this facility and will remove these soils during this project.

2. Regarding certain facilities operated by Hanover Pipeline Company ("HPC"), a former subsidiary of HCC which has since been merged into HCC, Geo prepared a Limited Site Assessment in April 1991, as well as February 13, 1992 Report of Findings for Phase II Site Investigation regarding the El Dorado pipeline operations. Such documents indicate that each of the stations associated with the pipeline system had oil stained areas associated with compressor lubrication oil and associated equipment leaks near or adjoining the compressors and the facility tankage. Geo recommended using bioremediation to reduce hydrocarbon levels to less than 500 ppm in the soils. HPC retained Environmental Consultants and Contractors, Inc. ("ECC") to conduct this work. ECC completed approximately one-half of the stations; however, continued soil remediation was necessary to achieve the 500 ppm of hydrocarbon levels in the soils. HCC subsequently took over this work and the project is approximately 70% complete and is still under way. HCC has approached the present operator to obtain a release and for them to complete the remaining work. Additionally, the Sutton station had a fill area where trash, paper, filters, engine parts, and similar items were stored. The existing operator continued this operation. After the landowner complained, HCC removed its materials and disposed this material. The present operator has reportedly removed its waste materials.

3. Regarding the Houston facility owned by the Real Estate Subsidiary, Environmental Management Services prepared that certain Transfield Corporation Facility Closure Report, dated June 4, 1993. In addition, Geo identified approximately 20 areas where residual sand blasting materials, oil stained soils and/or areas with elevated levels of zinc in the soils. The agreement relative to the transfer of the property required Transfield (seller) to remediate these areas and prepare a closure plan addressing the zinc levels in the soils, obtain Texas Natural Resource Conservation Commission ("TNRCC") approval of the zinc area and certify closure. Transfield's consultant (Environmental Management Consultants) completed these items.

4. HCC is currently implementing a Site Remediation and Clean Up Proposal (the "SRCUP"), dated March 15, 1995, regarding real property located in Columbus, Texas with respect to which HCC acquired a lease and purchase option pursuant to the February 1995 acquisition by HCC of substantially all of the assets of Smith Industries, Incorporated, presently being operated as Hanover/Smith, Inc.

5. Lagoon at East Bernard facility was formerly the sit of a solid waste landfill. HCC does not have documentation on remediation efforts conducted by owners and operators prior to Astra Compression.

5.17(b):

1. HCC has yet to determine whether the requirements for obtaining an Environmental Protection Agency ("EPA") Identification Number and filing a TNRCC Notice of Registration (NOR) are required at its Houston, Texas and Columbus, Texas facilities. At present, HCC is utilizing a temporary EPA Identification Number and non-site specific TNRCC registration and waste code numbers with respect to such facilities.

2. HCC has yet to determine if painting and/or sand blasting operations at its Houston, Texas and Columbus, Texas facilities will require a TNRCC NOR, as well as whether such activities would require air permitting or if such activities properly call for standard exemption requests.

3. HCC has yet to determine whether its Houston facility requires an EPA stormwater permit application and runoff testing.

4. HCC has yet to determine the necessity of a Spill Contingency Plan for its Lafayette, Louisiana facility regarding chemicals and wastes managed on-site.

5. HCC has yet to determine the necessity of a Spill Contingency Plan for its Midland, Texas facility regarding chemicals and wastes managed on-site.

6. In addition, an underground storage tank ("UST") exists at the Oklahoma City facility, which UST has not been registered with any state or federal agency.

7. Most HCC facilities (including but not limited to Houston, Columbus, Lafayette, Fort Smith, Oklahoma City, Longview, Midland, and Victoria) have sumps which are typically associated with cleaning, painting, ballasting, testing and fabrication operations. Although HCC does not believe any sumps operated at their facilities are USTs as defined under the EPA definition under the Resource Conservation and Recovery Act, these sumps could require state registration or the filing of NORs with the appropriate state or federal agency.

8. HCC is preparing a Spill Prevention Control and Countermeasure Plan ("SPCC Plan") for the tankage at its Houston facility which will include up-grading some secondary containment systems.

9. HCC may not be in compliance with all waste disposal and state registration requirements at its Houston, Texas; Columbus, Texas; and Lafayette, Louisiana facilities.

10. HCC is presently evaluating the adequacy of the spill plan presently in place at its Columbus, Texas facility.

11. Geo has completed a site inspection of HCC's Victoria, Texas facility and is preparing a SPCC plan for such facility. The TNRCC NOR with respect to the facility require minor updates to be completed by HCC personnel.

12.      Regarding certain assets and facilities acquired pursuant to the Astra
         Merger:

         a. The following lube oil/antifreeze storage tanks are above 1,100 gallon capacity and therefore may require permitting:
                 Deweyville, Louisiana (8,000 gallon); Lafayette, Louisiana (8,000 gallon); Wilburton, Oklahoma (2 at 8,800 gallon, 2 at 2,000 gallon); East Bernard, Texas (8,000 gallon); Refugio, Texas (6,000 gallon, 4,000 gallon, and 2,000 gallon); Sterling City, Texas.

         b. Potable water at East Bernard facility may need to be tested and certified.

         c. Underground Separator at East Bernard facility may need to be registered as a UST with possible overflow discharge, as it sometimes has overflow discharge.

         d. East Bernard facility requires a spill control and contingency planing document for the above ground 8,000 gallon tank.

         e. HCC yet to determine whether stormwater permits are required for the lagoons at the East Bernard facility.

5.17(c):

1. HCC is presently negotiating an indemnification claim and responsibility for certain clean up costs under the Asset Purchase Agreement pursuant to which HCC sold the Sutton Gas Plant.

SCHEDULE X       EXISTING INDEBTEDNESS

1. Indebtedness of the Real Estate Subsidiary pursuant to the Real Estate Note and the Deed of Trust. As of October 31, 1995, $1,485,000 of the principal amount of the Real Estate Note was outstanding.

2. Indebtedness of HCC and MEI pursuant to the Existing Agreement and the Existing Security Documents.

3. Indebtedness of the Credit Parties pursuant to the Agreement, the JEDI Loan Agreement and the Security Documents.

4. See the Indebtedness related to Liens described in Schedule XII hereof.

5. HCC leases a box at Texas Stadium pursuant to a long term lease at an annual cost of approximately $65,000. The outstanding balance of such lease as of October 31, 1995 was $528,000.

6. HCC leases six natural gas compression units from GE Capital Corp. The aggregate outstanding balance under such capitalized leases as of October 31, 1995 was $2,236,000.

7. Indebtedness of HCC to Chemical in connection with the issuance by Chemical of an Irrevocable Documentary Letter of Credit No. T 249029 in favor of National Bank of Egypt in the amount of $230,111.00.

SCHEDULE XI      EXISTING LIENS


1. See description of the Real Estate Note and related documents set forth in Schedule X hereof. Payment of the Real Estate Note is secured by the Deed of Trust and guaranteed by HCC pursuant to the Guaranty Agreement and the Specific Guaranty.

2. Liens in favor of the Agent granted pursuant to the Existing Agreement and the Existing Security Documents.

3. Liens in favor of the Collateral Trustee pursuant to the Agreement, the JEDI Loan Agreement and the Security Documents.


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SCHEDULE XII     ADDITIONAL EXISTING LIENS

1. Letter Agreement dated March 8, 1995 between Ward Petroleum ("Ward") and HCC (the "Alliance Agreement").**

2. Letter Agreement dated January 12, 1995 between HCC, CBC Compression, Anson Company and MB Oilfield Services.**

3. Exclusive Distribution Agreement dated February 23, 1995 between HCC and Uniglam Resources, Ltd.**

4. The natural gas compression units listed on the Exhibit attached to this Schedule XII are subject to purchase options in accordance with the terms of the respective lease pursuant to which HCC leases each such unit to third parties.

5. Lien evidenced by Financing Statement No. 95-105634 filed with the Secretary of State of Texas listing Southwestern Bell Telecommunications ("Southwestern Bell") as secured party and Hanover/Smith, Inc. as debtor filed pursuant to the purchase by Hanover/Smith, Inc. of a telephone system from Southwestern Bell.

6. Lien evidenced by Financing Statement No. 90-232325 filed with the Secretary of State of Texas listing Commercial Equipment Leasing Company as secured party and MEI as debtor with respect to certain computer equipment.

7. Lien evidenced by Financing Statement No. 91-035417 filed with the Secretary of State of Texas listing Commercial Equipment Leasing Company as secured party and MEI as debtor with respect to certain computer equipment.

8. Lien evidenced by Financing Statement No 92-091733 filed with the Secretary of State of Texas listing Waukesha Engine Division, Dresser Industries, Inc. ("Waukesha") as secured party and MEI as debtor with respect to certain equipment purchased from Waukesha by MEI from time to time.

** HCC does not believe that this agreement constitutes a Lien on its property and such agreement is set forth above for informational purposes only.
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SCHEDULE XIII    AFFILIATE TRANSACTIONS

1. A special committee of the Board of Directors of HCC has agreed to the payment of a fee by HCC to GKH Partners, L.P. not to exceed 0.75% of the net equity value of HCC as of the date of any "sale" of HCC (e.g. a sale of all or substantially all of HCC's assets or capital stock, a recapitalization, restructuring or liquidation of HCC, or any transaction resulting in GKH Investments, L.P. owning less than 25% of
         HCC).

2. Ted Collins, Jr., a director and minority stockholder of HCC, controls a corporation which owns a 50% interest in a joint venture to which HCC leases compressors pursuant to a long-term lease.

3. James Hanna, a director of HCC and a principal in certain entities which own Capital Stock of HCC, is the President of Hanna Oil and Gas Company, to which HCC leases compressors pursuant to month-to-month leases.

4. HCC is party to the Alliance Agreement. L.O. Ward, the President of Ward, owns shares of the 6.5% Cumulative Redeemable Convertible Series B Preferred Stock of HCC, and shares of Common Stock are owned by members of Mr. Ward's family as well as a revocable trust established by Mr. Ward.

5. HCC has entered into an agreement with Kurt Wind and Glen Wind, existing stockholders of HCC, for the purchase by each of them of 15 shares of Common Stock at $1,100 per share, along with options for each to purchase 75 additional shares of Common Stock at $1.00 per share. In connection with such purchases, HCC has agreed to make loans to Messrs. Wind and Wind, the repayment of which will be secured by the pledge by each of them of all of his shares of Common Stock.

6. In connection with the sale of HCC of shares of its Common Stock to certain of its employees in 1993 and 1995, HCC made loans to certain employees who purchased shares of Common Stock pursuant thereto, the repayment of which is secured by the pledge by each such employee-stockholder of all of his or her shares of Common Stock. Similarly, in connection with the purchase by Walter Rode of shares of Common Stock on September 8, 1995, HCC made a loan to Mr. Rode, the repayment of which is secured by the pledge by Mr. Rode of all of his shares of Common Stock. Such loans remain outstanding as of the date hereof and will remain in force and be payable in accordance with their respective terms.

7. HCC has agreed to pay Robert Furgason (a director of HCC) an annual director's fee equal to $15,000, plus $2,500 per Board meeting attended in person by Mr. Furgason, subject to an annual cap of $20,000.
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8.       Directors of HCC are entitled to reimbursement for expenses incurred in connection with their attendance at Board meetings.

9. HCC has agreed to reimburse GKH for expenses incurred by GKH in connection with services performed by GKH for or on behalf of HCC and its Subsidiaries.

10. Fernando Gutierrez, an outside Director of CCI, an Argentine subsidiary of HCC, is an employee of TIPSA, S.A., an Argentine corporation ("TIPSA") and the parent corporation of San Enrique, S.A., an Argentine corporation ("San Enrique"). CCI and San Enrique are party to that certain Agreement of Understanding, dated as of December 30, 1992, pursuant to which CCI and San Enrique agree to participate jointly in the marketing of gas compression services in Argentina, and the operation and maintenance of related equipment.

11. HCC currently leases a combination office/fabrication facility located in Victoria, Texas from Luis Guerra, an officer of HCC. The letter of intent regarding the purchase of the Victoria facility described in
         Schedule III is with Mr. Guerra.